EXHIBIT 99.3

STANLEY BLACK & DECKER, INC. AND SUBSIDIARIES
INDEX TO FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULE

Schedule II — Valuation and Qualifying Accounts is included in Item 15 (page 32).
Report of Independent Registered Public Accounting Firm — Financial Statement Opinion (page 33).
Consolidated Statements of Operations — fiscal years ended December 28, 2013, December 29, 2012 and December 31, 2011 (page 34).
Consolidated Statements of Comprehensive Income — fiscal years ended December 28, 2013, December 29, 2012, and December 31, 2011 (page 35).
Consolidated Balance Sheets — December 28, 2013 and December 29, 2012 (page 36).
Consolidated Statements of Cash Flows — fiscal years ended December 28, 2013, December 29, 2012 and December 31, 2011 (page 37).
Consolidated Statements of Changes in Shareowners’ Equity — fiscal years ended December 28, 2013, December 29, 2012 and December 31, 2011 (page 38).
Notes to Consolidated Financial Statements (page 39).
Selected Quarterly Financial Data (Unaudited) (page 86).
All other schedules are omitted because either they are not applicable or the required information is shown in the financial statements or the notes thereto.

Schedule II — Valuation and Qualifying Accounts
Stanley Black & Decker, Inc. and Subsidiaries
Fiscal years ended December 28, 2013, December 29, 2012, and December 31, 2011
(Millions of Dollars)

		ADDITIONS
	Beginning Balance	Charged to Costs and Expenses	Charged To Other Accounts(b)	(a) Deductions	Ending Balance
Allowance for Doubtful Accounts:
Year Ended 2013	$65.8	$13.7	$4.5	$(13.7)	$70.3
Year Ended 2012	$53.3	$11.1	$20.2	$(18.8)	$65.8
Year Ended 2011	$53.6	$15.1	$5.6	$(21.0)	$53.3
Tax Valuation Allowance:
Year Ended 2013 (c)	$545.2	$4.4	$15.0	$(13.9)	$550.7
Year Ended 2012	$298.6	$308.4	$(6.8)	$(55.0)	$545.2
Year Ended 2011	$257.5	$73.5	$2.5	$(34.9)	$298.6

(a)	With respect to the allowance for doubtful accounts, deductions represent amounts charged-off less recoveries of accounts previously charged-off.

(b)	Amounts represent the impact of foreign currency translation, acquisitions and net transfers to/from other accounts.

(c)	Refer to Note Q, Income Taxes, of the Notes to Consolidated Financial Statements in Item 8 for further discussion.
The prior year amounts in the table above have been recast to exclude the amounts relating to businesses classified as discontinued operations. Refer to Note T, Discontinued Operations, of the Notes to Consolidated Financial Statements in Item 8 for further discussion.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of Stanley Black & Decker, Inc.
We have audited the accompanying consolidated balance sheets of Stanley Black & Decker, Inc. and subsidiaries (the “Company”) as of December 28, 2013 and December 29, 2012, and the related consolidated statements of operations, comprehensive income, cash flows and shareowners’ equity for each of the three fiscal years in the period ended December 28, 2013. Our audits also included the financial statement schedule listed in the Index at Item 15. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company, at December 28, 2013 and December 29, 2012, and the consolidated results of their operations and their cash flows for each of the three fiscal years in the period ended December 28, 2013, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company's internal control over financial reporting as of December 28, 2013, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (1992 framework) and our report dated February 20, 2014 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP
Hartford, Connecticut
February 20, 2014
Except for Note P, as to which the date is
October 6, 2014

Consolidated Statements of Operations
Fiscal years ended December 28, 2013, December 29, 2012, and December 31, 2011
(In Millions of Dollars, Except Per Share Amounts)

	2013	2012	2011
Net Sales	$11,001.2	$10,147.9	$9,376.5
Costs and Expenses
Cost of sales	$7,068.3	$6,452.4	$5,925.7
Selling, general and administrative	2,700.9	2,488.8	2,342.4
Provision for doubtful accounts	13.7	11.1	15.1
Other-net	287.4	299.8	254.3
Restructuring charges and asset impairments	176.1	174.0	66.2
Loss on debt extinguishment	20.6	45.5	—
Interest income	(12.8)	(10.1)	(26.5)
Interest expense	160.4	144.2	140.4
	$10,414.6	$9,605.7	$8,717.6
Earnings from continuing operations before income taxes	586.6	542.2	658.9
Income taxes on continuing operations	69.3	78.2	52.3
Earnings from continuing operations	$517.3	$464.0	$606.6
Less: Net loss attributable to non-controlling interests	(1.0)	(0.8)	(0.1)
Net earnings from continuing operations attributable to common shareowners	$518.3	$464.8	$606.7
(Loss) earnings from discontinued operations before income taxes (including pretax gain on HHI sale of $384.7 million in 2012)	(42.0)	488.8	104.4
Income tax (benefit) expense on discontinued operations (including income taxes associated with the gain on HHI sale of $25.8 million in 2012)	(14.0)	69.8	36.5
Net (loss) earnings from discontinued operations	$(28.0)	$419.0	$67.9
Net Earnings Attributable to Common Shareowners	$490.3	$883.8	$674.6
Basic earnings (loss) per share of common stock:
Continuing operations	$3.34	$2.85	$3.65
Discontinued operations	(0.18)	2.57	0.41
Total basic earnings per share of common stock	$3.16	$5.41	$4.06
Diluted earnings (loss) per share of common stock:
Continuing operations	$3.26	$2.79	$3.57
Discontinued operations	(0.18)	2.51	0.40
Total diluted earnings per share of common stock	$3.09	$5.30	$3.97
See Notes to Consolidated Financial Statements.

Consolidated Statements of Comprehensive Income
Fiscal years ended December 28, 2013, December 29, 2012, and December 31, 2011
(In Millions of Dollars)

	2013	2012	2011
Net earnings	$490.3	$883.8	$674.6
Other comprehensive (loss) income :
Currency translation adjustment and other	(99.9)	116.8	(116.5)
Unrealized gains (losses) on cash flow hedges, net of tax	16.2	(17.6)	(25.7)
Unrealized losses on net investment hedges, net of tax	(13.5)	(30.5)	(0.1)
Pension losses, net of tax	(13.8)	(107.5)	(90.6)
Other comprehensive loss	$(111.0)	$(38.8)	$(232.9)
Comprehensive income attributable to common shareowners	$379.3	$845.0	$441.7

See Notes to Consolidated Financial Statements.

Consolidated Balance Sheets
December 28, 2013 and December 29, 2012
(Millions of Dollars)

	2013	2012
Assets
Current Assets
Cash and cash equivalents	$496.2	$716.0
Accounts and notes receivable, net	1,633.0	1,525.8
Inventories, net	1,485.2	1,304.6
Prepaid expenses	171.0	199.1
Assets held for sale	10.1	171.7
Other current assets	173.2	194.1
Total Current Assets	3,968.7	4,111.3
Property, Plant and Equipment, net	1,485.3	1,329.9
Goodwill	7,565.3	7,015.5
Customer Relationships, net	1,194.2	1,077.6
Trade Names, net	1,703.3	1,680.9
Other Intangible Assets, net	170.1	173.0
Other Assets	448.2	455.8
Total Assets	$16,535.1	$15,844.0
Liabilities and Shareowners’ Equity
Current Liabilities
Short-term borrowings	$392.7	$1.1
Current maturities of long-term debt	9.9	10.4
Accounts payable	1,575.9	1,345.9
Accrued expenses	1,236.2	1,680.0
Liabilities held for sale	6.3	37.3
Total Current Liabilities	3,221.0	3,074.7
Long-Term Debt	3,799.4	3,526.5
Deferred Taxes	914.4	946.0
Post-retirement Benefits	744.2	816.1
Other Liabilities	975.6	753.6
Commitments and Contingencies (Notes R and S)	—	—
Shareowners’ Equity
Stanley Black & Decker, Inc. Shareowners’ Equity
Preferred stock, without par value: Authorized and unissued 10,000,000 shares	—	—
Common stock, par value $2.50 per share: Authorized 300,000,000 shares in 2013 and 2012 Issued 176,902,738 shares in 2013 and 176,906,265 shares in 2012	442.3	442.3
Retained earnings	3,484.9	3,299.5
Additional paid in capital	4,878.6	4,473.5
Accumulated other comprehensive loss	(499.0)	(388.0)
ESOP	(53.2)	(62.8)
	8,253.6	7,764.5
Less: common stock in treasury (21,423,508 shares in 2013 and 16,954,238 shares in 2012)	(1,454.4)	(1,097.4)
Stanley Black & Decker, Inc. Shareowners’ Equity	6,799.2	6,667.1
Non-controlling interests	81.3	60.0
Total Shareowners’ Equity	6,880.5	6,727.1
Total Liabilities and Shareowners’ Equity	$16,535.1	$15,844.0
See Notes to Consolidated Financial Statements.

Consolidated Statements of Cash Flows
Fiscal years ended December 28, 2013, December 29, 2012, and December 31, 2011
(Millions of Dollars)

	2013	2012	2011
Operating Activities:
Net earnings attributable to common shareowners	$490.3	$883.8	$674.6
Adjustments to reconcile net earnings to cash provided by operating activities:
Depreciation and amortization of property, plant and equipment	238.0	237.9	228.5
Amortization of intangibles	203.3	207.4	181.6
Inventory step-up amortization	15.4	6.3	0.8
Pretax (gain) loss on sales of businesses	(14.0)	(384.7)	16.2
Loss on debt extinguishment	20.6	45.5	—
Asset impairments	40.9	10.8	0.6
Stock-based compensation expense	66.4	89.7	68.9
Provision for doubtful accounts	13.7	11.3	15.9
Deferred tax benefit	(135.7)	(50.4)	(8.7)
Income tax settlements	0.9	(49.0)	(73.4)
Debt-fair value amortization	(5.1)	(18.3)	(34.1)
Other non-cash items	2.8	(28.5)	(12.2)
Changes in operating assets and liabilities:
Accounts receivable	11.3	(55.2)	10.1
Inventories	(101.9)	11.4	(90.2)
Accounts payable	105.0	109.1	214.2
Deferred revenue	(1.1)	(17.6)	(6.0)
Accrued expenses	(156.0)	24.2	2.2
Other current assets	13.5	(151.7)	28.4
Long-term receivables	(11.8)	(15.2)	(21.1)
Defined benefit liabilities	(110.2)	(107.0)	(130.5)
Other long-term liabilities	152.6	351.9	(110.8)
Other long-term assets	29.1	(145.5)	43.9
Net cash provided by operating activities	868.0	966.2	998.9
Investing Activities:
Capital expenditures	(365.6)	(386.0)	(302.1)
Proceeds from sales of assets	4.0	9.6	29.4
Business acquisitions, net of cash acquired	(933.9)	(707.3)	(1,179.6)
Proceeds from sales of businesses, net of cash sold	93.5	1,260.6	27.1
Undesignated interest rate swap terminations	—	—	(3.1)
Proceeds (payments) for net investment hedge settlements	3.6	5.8	(36.0)
Net cash (used in) provided by investing activities	(1,198.4)	182.7	(1,464.3)
Financing Activities:
Payments on long-term debt	(302.2)	(1,422.3)	(403.2)
Proceeds from debt issuance	726.7	1,523.5	421.0
Net short-term borrowings (repayments)	388.7	(19.0)	(199.4)
Stock purchase contract fees	(3.2)	(3.2)	(3.2)
Purchase of common stock for treasury	(39.2)	(1,073.9)	(11.1)
Cash settlement on forward stock purchase contract	18.8	—	—
Payment on forward share purchase contract	(350.0)	—	—
Net premium paid on equity option	(83.2)	(29.5)	(19.6)
Premium paid on debt extinguishment	(42.8)	(91.0)	—
Termination of interest rate swaps	—	58.2	—
Termination of forward starting interest rate swaps	—	(102.6)	—
Proceeds from issuances of common stock	154.6	126.4	119.6
Cash dividends on common stock	(312.7)	(304.0)	(275.9)
Net cash provided by (used in) financing activities	155.5	(1,337.4)	(371.8)
Effect of exchange rate changes on cash	(44.9)	(2.4)	1.3
Decrease in cash and cash equivalents	(219.8)	(190.9)	(835.9)
Cash and cash equivalents, beginning of year	716.0	906.9	1,742.8
Cash and cash equivalents, end of year	$496.2	$716.0	$906.9
See Notes to Consolidated Financial Statements.

Consolidated Statements of Changes in Shareowners’ Equity
Fiscal years ended December 28, 2013, December 29, 2012, and December 31, 2011
(Millions of Dollars, Except Per Share Amounts)

	Common Stock	Additional Paid In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	ESOP	Treasury Stock	Non- Controlling Interests	Shareowners’ Equity
Balance January 1, 2011	$440.7	$4,885.7	$2,301.8	$(116.3)	$(74.5)	$(420.4)	$52.7	$7,069.7
Net earnings	—	—	674.6	—	—	—	(0.1)	674.5
Other comprehensive loss				(232.9)				(232.9)
Cash dividends declared — $1.64 per share			(271.3)					(271.3)
Issuance of common stock		(22.4)				123.7		101.3
Forward obligation to purchase treasury shares		(350.0)						(350.0)
Equity purchase contracts — stock issuance		(0.4)						(0.4)
Net premium paid and settlement of equity option		(19.4)				(0.2)		(19.6)
Repurchase of common stock (164,710 shares)						(11.1)		(11.1)
Non-controlling interests of acquired businesses							10.6	10.6
Other, stock-based compensation related		68.9						68.9
Tax benefit related to stock options exercised		18.9						18.9
ESOP and related tax benefit			2.2		6.0			8.2
Balance December 31, 2011	$440.7	$4,581.3	$2,707.3	$(349.2)	$(68.5)	$(308.0)	$63.2	$7,066.8
Net earnings			883.8				(0.8)	883.0
Other comprehensive loss				(38.8)				(38.8)
Cash dividends declared — $1.80 per share			(293.8)				(1.0)	(294.8)
Issuance of common stock		(52.7)				161.4		108.7
Convertible equity-hedge share receipt		46.9				(46.9)		—
Delivery to Convertible note holder	1.6	(1.6)						—
Net premium paid on equity option		(29.5)						(29.5)
Repurchase of common stock (12,613,068 shares)		(170.0)				(903.9)		(1,073.9)
Non-controlling interest buyout		(8.3)					(13.3)	(21.6)
Non-controlling interests of acquired businesses							11.9	11.9
Stock-based compensation related		89.7						89.7
Tax benefit related to stock options exercised		17.7						17.7
ESOP and related tax benefit			2.2		5.7			7.9
Balance December 29, 2012	$442.3	$4,473.5	$3,299.5	$(388.0)	$(62.8)	$(1,097.4)	$60.0	$6,727.1
Net earnings			490.3				(1.0)	489.3
Other comprehensive loss				(111.0)				(111.0)
Cash dividends declared — $1.98 per share			(307.1)				—	(307.1)
Issuance of common stock		(115.6)				250.1		134.5
Settlement of forward share repurchase contract		350.0				(350.0)		—
Equity units — non-cash stock contract fees		(40.2)						(40.2)
Equity units — offering fees		(9.2)						(9.2)
Net premium paid on equity option		(83.2)						(83.2)
Repurchase of common stock (2,225,732 shares)		217.9				(257.1)		(39.2)
Non-controlling interest buyout		(1.1)					(15.2)	(16.3)
Non-controlling interests of acquired businesses							37.5	37.5
Stock-based compensation related		66.4						66.4
Tax benefit related to stock options exercised		20.1						20.1
ESOP and related tax benefit			2.2		9.6			11.8
Balance December 28, 2013	$442.3	$4,878.6	$3,484.9	$(499.0)	$(53.2)	$(1,454.4)	$81.3	$6,880.5

See Notes to Consolidated Financial Statements.

Notes to Consolidated Financial Statements

A. SIGNIFICANT ACCOUNTING POLICIES
BASIS OF PRESENTATION — The Consolidated Financial Statements include the accounts of Stanley Black & Decker, Inc. and its majority-owned subsidiaries (collectively the “Company”) which require consolidation, after the elimination of intercompany accounts and transactions. The Company’s fiscal year ends on the Saturday nearest to December 31. There were 52 weeks in the fiscal years 2013, 2012 and 2011.
During the third quarter of 2013, the Company classified two small businesses within the Security and Industrial segments as held for sale based on management's intention to sell these businesses. The business within the Industrial segment was subsequently sold in February 2014. In December 2012, the Company sold its Hardware & Home Improvement business ("HHI"), including the residential portion of Tong Lung, to Spectrum Brands Holdings, Inc. ("Spectrum") for approximately $1.4 billion in cash. The purchase and sale agreement stipulated that the sale occur in a First and Second Closing. The First Closing, which excluded the residential portion of the Tong Lung business, occurred on December 17, 2012 and resulted in an after-tax gain of $358.9 million. The Second Closing, in which the residential portion of the Tong Lung business was sold for $93.5 million in cash, occurred on April 8, 2013 and resulted in an after-tax gain of $4.7 million. During 2011, the Company sold three small businesses for total cash proceeds of $27.1 million. The operating results of these businesses have been reported as discontinued operations in the Consolidated Financial Statements. Amounts previously reported have been reclassified to conform to this presentation in accordance with ASC 205, "Presentation of Financial Statements," to allow for meaningful comparison of continuing operations. The Consolidated Balance Sheets as of December 28, 2013 and December 29, 2012 aggregate amounts associated with discontinued operations as described above. Refer to Note T, Discontinued Operations, for further discussion.
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements. While management believes that the estimates and assumptions used in the preparation of the financial statements are appropriate, actual results could differ from these estimates. Certain amounts reported in the previous years have been reclassified to conform to the 2013 presentation.
FOREIGN CURRENCY — For foreign operations with functional currencies other than the U.S. dollar, asset and liability accounts are translated at current exchange rates; income and expenses are translated using average exchange rates. Translation adjustments are reported in a separate component of shareowners’ equity and exchange gains and losses on transactions are included in earnings.
CASH EQUIVALENTS — Highly liquid investments with original maturities of three months or less are considered cash equivalents.
ACCOUNTS AND FINANCING RECEIVABLE — Trade receivables are stated at gross invoice amounts less discounts, other allowances and provisions for uncollectible accounts. Financing receivables are initially recorded at fair value, less impairments or provisions for credit losses. Interest income earned from financing receivables that are not delinquent is recorded on the effective interest method. The Company considers any financing receivable that has not been collected within 90 days of original billing date as past-due or delinquent. Additionally, the Company considers the credit quality of all past-due or delinquent financing receivables as nonperforming.
ALLOWANCE FOR DOUBTFUL ACCOUNTS — The Company estimates its allowance for doubtful accounts using two methods. First, a specific reserve is established for individual accounts where information indicates the customers may have an inability to meet financial obligations. Second, a reserve is determined for all customers based on a range of percentages applied to aging categories. These percentages are based on historical collection and write-off experience. Actual write-offs are charged against the allowance when collection efforts have been unsuccessful.
INVENTORIES — U.S. inventories are predominantly valued at the lower of Last-In First-Out (“LIFO”) cost or market because the Company believes it results in better matching of costs and revenues. Other inventories are valued at the lower of First-In, First-Out (“FIFO”) cost or market because LIFO is not permitted for statutory reporting outside the U.S. See Note C, Inventories, for a quantification of the LIFO impact on inventory valuation.

PROPERTY, PLANT AND EQUIPMENT — The Company generally values property, plant and equipment (“PP&E”), including capitalized software, at historical cost less accumulated depreciation and amortization. Costs related to maintenance and repairs which do not prolong the asset's useful life are expensed as incurred. Depreciation and amortization are provided using straight-line methods over the estimated useful lives of the assets as follows:

Useful Life (Years)
Land improvements	10 —20
Buildings	40
Machinery and equipment	3 — 15
Computer software	3 — 5
Leasehold improvements are depreciated over the shorter of the estimated useful life or the term of the lease.
The Company reports depreciation and amortization of property, plant and equipment in cost of sales and selling, general and administrative expenses based on the nature of the underlying assets. Depreciation and amortization related to the production of inventory and delivery of services are recorded in cost of sales. Depreciation and amortization related to distribution center activities, selling and support functions are reported in selling, general and administrative expenses.
The Company assesses its long-lived assets for impairment when indicators that the carrying amounts may not be recoverable are present. In assessing long-lived assets for impairment, the Company groups its long-lived assets with other assets and liabilities at the lowest level for which identifiable cash flows are generated (“asset group”) and estimates the undiscounted future cash flows that are directly associated with, and expected to be generated from, the use of and eventual disposition of the asset group. If the carrying value is greater than the undiscounted cash flows, an impairment loss must be determined and the asset group is written down to fair value. The impairment loss is quantified by comparing the carrying amount of the asset group to the estimated fair value, which is determined using weighted-average discounted cash flows that consider various possible outcomes for the disposition of the asset group.
GOODWILL AND INTANGIBLE ASSETS — Goodwill represents costs in excess of fair values assigned to the underlying net assets of acquired businesses. Intangible assets acquired are recorded at estimated fair value. Goodwill and intangible assets deemed to have indefinite lives are not amortized, but are tested for impairment annually during the third quarter, and at any time when events suggest an impairment more likely than not has occurred. The Company adopted ASU 2011-08, “Intangibles - Goodwill and Other (Topic 350): Testing Goodwill for Impairment,” for its 2013 goodwill impairment test. ASU 2011-08 permits companies to first assess qualitative factors to determine whether it is more-likely-than-not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step quantitative goodwill impairment test. In performing the qualitative assessment, the Company identifies and considers the significance of relevant key factors, events, and circumstances that could affect the fair value of each reporting unit. These factors include external factors such as macroeconomic, industry, and market conditions, as well as entity-specific factors, such as actual and planned financial performance. The Company also assesses changes in each reporting unit's fair value and carrying amount since the most recent date a fair value measurement was performed. Under the two-step quantitative goodwill impairment test, if applicable, the fair value of the reporting unit is compared to its respective carrying amount including goodwill. To estimate fair value of reporting units under the two-step quantitative approach, the Company uses assumptions about future cash flows based on long-range strategic plans. This approach incorporates many assumptions including future growth rates, discount factors and tax rates. In the event the carrying amount of a reporting unit exceeds its fair value, an impairment loss would be recognized to the extent the carrying amount of the reporting unit's goodwill exceeded the implied fair value of the goodwill. The qualitative assessments and quantitative analyses are completed separately with respect to the goodwill of each of the Company’s reporting units.
Indefinite-lived intangible assets are tested for impairment by comparing the carrying amounts to the current fair market values, usually determined by the estimated cost to lease the assets from third parties. Intangible assets with definite lives are amortized over their estimated useful lives generally using an accelerated method. Under this accelerated method, intangible assets are amortized reflecting the pattern over which the economic benefits of the intangible assets are consumed. Definite-lived intangible assets are also evaluated for impairment when impairment indicators are present. If the carrying amount exceeds the total undiscounted future cash flows, a discounted cash flow analysis is performed to determine the fair value of the asset. If the carrying amount of the asset were to exceed the fair value, it would be written down to fair value. No significant goodwill or other intangible asset impairments were recorded during 2013, 2012 or 2011.

FINANCIAL INSTRUMENTS — Derivative financial instruments are employed to manage risks, including foreign currency, interest rate exposures and commodity prices and are not used for trading or speculative purposes. The Company recognizes all derivative instruments, such as interest rate swap agreements, foreign currency options, commodity contracts and foreign exchange contracts, in the Consolidated Balance Sheets at fair value. Changes in the fair value of derivatives are recognized periodically either in earnings or in Shareowners’ Equity as a component of other comprehensive income, depending on whether the derivative financial instrument is undesignated or qualifies for hedge accounting, and if so, whether it represents a fair value, cash flow, or net investment hedge. Changes in the fair value of derivatives accounted for as fair value hedges are recorded in earnings in the same caption as the changes in the fair value of the hedged items. Gains and losses on derivatives designated as cash flow hedges, to the extent they are effective, are recorded in other comprehensive income, and subsequently reclassified to earnings to offset the impact of the hedged items when they occur.
In the event it becomes probable the forecasted transaction to which a cash flow hedge relates will not occur, the derivative would be terminated and the amount in other comprehensive income would generally be recognized in earnings. Changes in the fair value of derivatives used as hedges of the net investment in foreign operations, to the extent they are effective, are reported in other comprehensive income and are deferred until the subsidiary is sold. Changes in the fair value of derivatives designated as hedges under ASC 815, “Derivatives and Hedging” (“ASC 815”), including any portion that is considered ineffective, are reported in earnings in the same caption where the hedged items are recognized. Changes in the fair value of derivatives not designated as hedges under ASC 815 are reported in earnings in Other-net. Refer to Note I, Derivative Financial Instruments, for further discussion.
The net interest paid or received on interest rate swaps is recognized as interest expense. Gains and losses resulting from the early termination of interest rate swap agreements are deferred and amortized as adjustments to interest expense over the remaining period of the debt originally covered by the terminated swap.
REVENUE RECOGNITION — General: The majority of the Company’s revenues result from the sale of tangible products, where revenue is recognized when the earnings process is complete, collectability is reasonably assured, and the risks and rewards of ownership have transferred to the customer, which generally occurs upon shipment of the finished product, but sometimes is upon delivery to customer facilities.
Provisions for customer volume rebates, product returns, discounts and allowances are recorded as a reduction of revenue in the same period the related sales are recorded. Consideration given to customers for cooperative advertising is recognized as a reduction of revenue except to the extent that there is an identifiable benefit and evidence of the fair value of the advertising, in which case the expense is classified as Selling, general, and administrative expense.
Multiple Element Arrangements: Approximately seven percent of the Company’s revenues are generated by multiple element arrangements, primarily in the Security segment. When a sales agreement involves multiple elements, deliverables are separately identified and consideration is allocated based on their relative selling price in accordance with ASC 605-25, “Revenue Recognition — Multiple-Element Arrangements.”
Sales of security monitoring systems may have multiple elements, including equipment, installation and monitoring services. For these arrangements, the Company assesses its revenue arrangements to determine the appropriate units of accounting, with each deliverable provided under the arrangement considered a separate unit of accounting. Amounts assigned to each unit of accounting are based on an allocation of total arrangement consideration using a hierarchy of estimated selling price for the deliverables. The selling price used for each deliverable will be based on Vendor Specific Objective Evidence (“VSOE”) if available, Third Party Evidence (“TPE”) if VSOE is not available, or estimated selling price if neither VSOE nor TPE is available. Revenue recognized for equipment and installation is limited to the lesser of their allocated amounts under the estimated selling price hierarchy or the non-contingent up-front consideration received at the time of installation, since collection of future amounts under the arrangement with the customer is contingent upon the delivery of monitoring services.
The Company’s contract sales for the installation of security intruder systems and other construction-related projects are recorded under the percentage-of-completion method. Profits recognized on contracts in process are based upon estimated contract revenue and related total cost of the project at completion. The extent of progress toward completion is generally measured using input methods based on labor metrics. Revisions to these estimates as contracts progress have the effect of increasing or decreasing profits each period. Provisions for anticipated losses are made in the period in which they become determinable. For certain short duration and less complex installation contracts, revenue is recognized upon contract completion and customer acceptance. The revenues for monitoring and monitoring-related services are recognized as services are rendered over the contractual period.
Customer billings for services not yet rendered are deferred and recognized as revenue as the services are rendered. The associated deferred revenue is included in Accrued expenses or Other liabilities on the Consolidated Balance Sheets, as appropriate.

COST OF SALES AND SELLING, GENERAL & ADMINISTRATIVE — Cost of sales includes the cost of products and services provided reflecting costs of manufacturing and preparing the product for sale. These costs include expenses to acquire and manufacture products to the point that they are allocable to be sold to customers and costs to perform services pertaining to service revenues (e.g. installation of security systems, automatic doors, and security monitoring costs). Cost of sales is primarily comprised of inbound freight, direct materials, direct labor as well as overhead which includes indirect labor and facility and equipment costs. Cost of sales also includes quality control, procurement and material receiving costs as well as internal transfer costs. SG&A costs include the cost of selling products as well as administrative function costs. These expenses generally represent the cost of selling and distributing the products once they are available for sale and primarily include salaries and commissions of the Company’s sales force, distribution costs, notably salaries and facility costs, as well as administrative expenses for certain support functions and related overhead.
ADVERTISING COSTS — Television advertising is expensed the first time the advertisement airs, whereas other advertising is expensed as incurred. Advertising costs are classified in SG&A and amounted to $121.1 million in 2013, $121.4 million in 2012, and $134.4 million in 2011. Expense pertaining to cooperative advertising with customers reported as a reduction of Net sales was $172.4 million in 2013, $159.8 million in 2012, and $151.7 million in 2011. Cooperative advertising with customers classified as SG&A expense amounted to $6.0 million in 2013, $4.4 million in 2012, and $7.4 million in 2011.
SALES TAXES — Sales and value added taxes collected from customers and remitted to governmental authorities are excluded from Net sales reported in the Consolidated Statements of Operations.
SHIPPING AND HANDLING COSTS — The Company generally does not bill customers for freight. Shipping and handling costs associated with inbound freight are reported in Cost of sales. Shipping costs associated with outbound freight are reported as a reduction of Net sales and amounted to $201.6 million, $181.2 million, and $158.3 million in 2013, 2012, and 2011, respectively. Distribution costs are classified as SG&A and amounted to $230.4 million, $203.0 million and $202.2 million in 2013, 2012 and 2011, respectively.
STOCK-BASED COMPENSATION — Compensation cost relating to stock-based compensation grants is recognized on a straight-line basis over the vesting period, which is generally four years. The expense for stock options and restricted stock units awarded to retirement eligible employees (those aged 55 and over, and with 10 or more years of service) is recognized on the grant date, or (if later) by the date they become retirement-eligible.
POSTRETIREMENT DEFINED BENEFIT PLAN — The Company uses the corridor approach to determine expense recognition for each defined benefit pension and other postretirement plan. The corridor approach defers actuarial gains and losses resulting from variances between actual and expected results (based on economic estimates or actuarial assumptions) and amortizes them over future periods. For pension plans, these unrecognized gains and losses are amortized when the net gains and losses exceed 10% of the greater of the market-related value of plan assets or the projected benefit obligation at the beginning of the year. For other postretirement benefits, amortization occurs when the net gains and losses exceed 10% of the accumulated postretirement benefit obligation at the beginning of the year. For ongoing, active plans, the amount in excess of the corridor is amortized on a straight-line basis over the average remaining service period for active plan participants. For plans with primarily inactive participants, the amount in excess of the corridor is amortized on a straight-line basis over the average remaining life expectancy of inactive plan participants.
INCOME TAXES — The Company accounts for income taxes under the asset and liability method in accordance with ASC 740, "Income Taxes" ("ASC 740"), which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Deferred tax assets and liabilities are determined based on the differences between the financial statements and tax basis of assets and liabilities using the enacted tax rates in effect for the year in which the differences are expected to reverse. Any changes in tax rates on deferred tax assets and liabilities are recognized in income in the period that includes the enactment date.

The Company records net deferred tax assets to the extent that it is more likely than not that these assets will be realized. In making this determination, Management considers all available positive and negative evidence, including future reversals of existing temporary differences, estimates of future taxable income, tax-planning strategies, and the realizability of net operating loss carry forwards. In the event that it is determined that an asset is not more likely that not to be realized, a valuation allowance is recorded against the asset. Valuation allowances related to deferred tax assets can be impacted by changes to tax laws, changes to statutory tax rates and future taxable income levels. In the event the Company were to determine that it would not be able to realize all or a portion of its deferred tax assets in the future, the unrealizable amount would be charged to earnings in the period in which that determination is made. Conversely, if the Company were to determine that it would be able to realize deferred tax assets in the future in excess of the net carrying amounts, it would decrease the recorded valuation allowance through a favorable adjustment to earnings in the period that the determination was made.

The Company records uncertain tax positions in accordance with ASC 740, which requires a two step process. First, management determines whether it is more likely than not that a tax position will be sustained based on the technical merits of the position and second, for those tax positions that meet the more likely than not threshold, management recognizes the largest amount of the tax benefit that is greater than 50 percent likely to be realized upon ultimate settlement with the related taxing authority. The Company maintains an accounting policy of recording interest and penalties on uncertain tax positions as a component of the income tax expense on continuing operations in the Consolidated Statement of Operations.

The Company is subject to tax in a number of locations, including many state and foreign jurisdictions. Significant judgment is required when calculating the worldwide provision for income taxes. Many factors are considered when evaluating and estimating the Company's tax positions and tax benefits, which may require periodic adjustments and which may not accurately anticipate actual outcomes. It is reasonably possible that the amount of the unrecognized benefit with respect to certain of the Company's unrecognized tax positions will significantly increase or decrease within the next 12 months. These changes may be the result of settlements of ongoing audits or final decisions in transfer pricing matters. The Company periodically assesses its liabilities and contingencies for all tax years still subject to audit based on the most current available information, which involves inherent uncertainty.
EARNINGS PER SHARE — Basic earnings per share equals net earnings attributable to Stanley Black & Decker, Inc., less earnings allocated to restricted stock units with non-forfeitable dividend rights, divided by weighted-average shares outstanding during the year. Diluted earnings per share include the impact of common stock equivalents using the treasury stock method when the effect is dilutive.
NEW ACCOUNTING STANDARDS — In July 2013, the Financial Accounting Standards Board ("FASB") issued ASU 2013-11, "Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists." The FASB's objective in issuing this ASU is to eliminate diversity in practice resulting from a lack of guidance on this topic in current U.S. GAAP. New recurring disclosures are not required because the ASU does not affect the recognition or measurement of uncertain tax positions under ASC 740. This ASU is effective for reporting periods beginning after December 15, 2013 with early adoption permitted. The Company did not early adopt this guidance for the year ended December 28, 2013. The Company is in the process of quantifying the effect of adopting this guidance.
In March 2013, the FASB issued ASU 2013-05, “Foreign Currency Matters (Topic 830): Parent’s Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity.” This guidance applies to the release of the cumulative translation adjustment into net income when a parent either sells a part or all of its investment in a foreign entity or no longer holds a controlling financial interest in a subsidiary or group of assets that is a business within a foreign entity. This standard update is effective prospectively for fiscal years (and interim reporting periods within those years) beginning after December 15, 2013. The Company is currently evaluating the impact of adopting this guidance.
In February 2013, the FASB issued ASU 2013-02, "Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income." This standard requires additional disclosures regarding the reporting of reclassifications out of accumulated other comprehensive income (AOCI). This standard update is effective for reporting periods beginning after December 15, 2012. The Company adopted this guidance during the first quarter of 2013.
In 2011 and 2012, the FASB issued ASU 2011-08, "Intangibles - Goodwill and Other (Topic 350) - Testing Goodwill for Impairment" and ASU 2012-02, "Intangibles - Goodwill and Other (Topic 350) - Testing Indefinite-Lived Intangibles Assets for Impairment." The objective of these standard updates was to reduce the costs and complexity of performing impairment tests for goodwill and indefinite-lived intangible assets by providing entities an option to perform a "qualitative" assessment to determine whether further impairment testing is necessary. The Company adopted this guidance in conjunction with its 2013 annual impairment testing.

In the first quarter of 2012, the Company adopted ASU 2011-05, "Comprehensive Income (Topic 220)," which revised the manner in which the Company presents comprehensive income in the financial statements. The new guidance requires entities to report components of comprehensive income in either (1) continuous statement of comprehensive income or (2) two separate but consecutive statements. The ASU did not change the items that must be reported in other comprehensive income.

In December 2011, the FASB issued guidance enhancing disclosure requirements on the nature of an entity's right to offset and related arrangements associated with its financial and derivative instruments. The new guidance requires the disclosure of the gross amounts subject to rights of set-off, amounts offset in accordance with the accounting standards followed, and the related net exposure. The new disclosure requirements are effective for annual reporting periods beginning on or after January 1, 2013 and interim periods therein. The adoption of this guidance did not have a material impact to Company's consolidated financial statements.

B. ACCOUNTS AND NOTES RECEIVABLE

(Millions of Dollars)	2013	2012
Trade accounts receivable	$1,410.9	$1,328.6
Trade notes receivable	141.5	125.9
Other accounts receivable	151.5	137.1
Gross accounts and notes receivable	1,703.9	1,591.6
Allowance for doubtful accounts	(70.9)	(65.8)
Accounts and notes receivable, net	$1,633.0	$1,525.8
Long-term trade notes receivable, net	$157.8	$146.0
Trade receivables are dispersed among a large number of retailers, distributors and industrial accounts in many countries. Adequate reserves have been established to cover anticipated credit losses. Long-term trade financing receivables of $157.8 million and $146.0 million at December 28, 2013 and December 29, 2012, respectively, are reported within Other Assets in the Consolidated Balance Sheets. Financing receivables and long-term financing receivables are predominately related to certain security equipment leases with commercial businesses. Generally, the Company retains legal title to any equipment leases and bears the right to repossess such equipment in an event of default. All financing receivables are interest bearing and the Company has not classified any financing receivables as held-for-sale. Interest income earned from financing receivables that are not delinquent is recorded on the effective interest method. The Company considers any financing receivable that has not been collected within 90 days of original billing date as past-due or delinquent. Additionally, the Company considers the credit quality of all past-due or delinquent financing receivables as nonperforming.
The Company has an accounts receivable sale program that expires on December 11, 2014. According to the terms of that program the Company is required to sell certain of its trade accounts receivables at fair value to a wholly owned, consolidated, bankruptcy-remote special purpose subsidiary (“BRS”). The BRS, in turn, must sell such receivables to a third-party financial institution (“Purchaser”) for cash and a deferred purchase price receivable. The Purchaser’s maximum cash investment in the receivables at any time is $100.0 million. The purpose of the program is to provide liquidity to the Company. The Company accounts for these transfers as sales under ASC 860 “Transfers and Servicing”. Receivables are derecognized from the Company’s Consolidated Balance Sheets when the BRS sells those receivables to the Purchaser. The Company has no retained interests in the transferred receivables, other than collection and administrative responsibilities and its right to the deferred purchase price receivable. At December 28, 2013, the Company did not record a servicing asset or liability related to its retained responsibility, based on its assessment of the servicing fee, market values for similar transactions and its cost of servicing the receivables sold.
At December 28, 2013 and December 29, 2012, $84.8 million and $80.0 million, respectively, of net receivables were derecognized. Gross receivables sold amounted to $1,328.4 million ($1,151.4 million, net) for the year ended December 28, 2013 and $1,151.2 million ($1,011.3 million, net) for the year ended December 29, 2012. These sales resulted in a pre-tax loss of $2.6 million and $3.0 million for the years ended December 28, 2013 and December 29, 2012, respectively. These pre-tax losses include servicing fees of $0.6 million and $0.5 million for the years ended December 28, 2013 and December 29, 2012, respectively. Proceeds from transfers of receivables to the Purchaser totaled $1,142.0 million and $1,001.1 million for the years ended December 28, 2013 and December 29, 2012, respectively. Collections of previously sold receivables, including deferred purchase price receivables, and all fees, which are settled one month in arrears, resulted in payments to the Purchaser of $1,136.5 million and $1,013.5 million for the years ended December 28, 2013 and December 29, 2012, respectively.
The Company’s risk of loss following the sale of the receivables is limited to the deferred purchase price receivable, which was $37.3 million at December 28, 2013 and $45.0 million at December 29, 2012. The deferred purchase price receivable will be repaid in cash as receivables are collected, generally within 30 days, and as such the carrying value of the receivable recorded approximates fair value. Delinquencies and credit losses on receivables sold were $1.0 million for the year ended
December 28, 2013 and $1.4 million for the year ended December 29, 2012. Cash inflows related to the deferred purchase price receivable totaled $370.0 million for the year ended December 28, 2013 and $289.5 million for the year ended December 29, 2012. All cash flows under the program are reported as a component of changes in accounts receivable within operating activities in the Consolidated Statements of Cash Flows since all the cash from the Purchaser is either: 1) received upon the initial sale of the receivable; or 2) from the ultimate collection of the underlying receivables and the underlying receivables are not subject to significant risks, other than credit risk, given their short-term nature.

C. INVENTORIES

(Millions of Dollars)	2013	2012
Finished products	$1,081.5	$956.8
Work in process	128.8	121.9
Raw materials	274.9	225.9
Total	$1,485.2	$1,304.6
Net inventories in the amount of $440.2 million at December 28, 2013 and $401.3 million at December 29, 2012 were valued at the lower of LIFO cost or market. If the LIFO method had not been used, inventories would have been $40.9 million higher than reported at December 28, 2013 and $49.3 million higher than reported at December 29, 2012.

D. PROPERTY, PLANT AND EQUIPMENT

(Millions of Dollars)	2013	2012
Land	$141.4	$113.5
Land improvements	34.2	29.9
Buildings	537.4	470.7
Leasehold improvements	94.3	73.6
Machinery and equipment	1,845.2	1,637.2
Computer software	382.8	363.8
Property, plant & equipment, gross	$3,035.3	$2,688.7
Less: accumulated depreciation and amortization	(1,550.0)	(1,358.8)
Property, plant & equipment, net	$1,485.3	$1,329.9
Depreciation and amortization expense associated with property, plant and equipment was as follows:

(Millions of Dollars)	2013	2012	2011
Depreciation	$208.7	$210.6	$194.4
Amortization	29.3	27.3	34.1
Depreciation and amortization expense	$238.0	$237.9	$228.5

The amounts above are inclusive of depreciation and amortization expense for discontinued operations amounting to $1.0 million in 2013, $21.8 million in 2012 and $24.7 million in 2011.
E. ACQUISITIONS

2013 ACQUISITIONS

INFASTECH
On February 27, 2013, the Company acquired a 100% ownership interest in Infastech for a total purchase price of $826.4 million, net of cash acquired. Infastech designs, manufactures and distributes highly-engineered fastening technologies and applications for a diverse blue-chip customer base in the industrial, electronics, automotive, construction and aerospace end markets. The acquisition of Infastech adds to the Company's strong positioning in specialty engineered fastening, an industry with solid growth prospects, and further expands the Company's global footprint with its strong concentration in fast-growing emerging markets. Infastech is headquartered in Hong Kong and is being consolidated into the Company's Industrial segment.

The Infastech acquisition has been accounted for using the acquisition method of accounting which requires, among other things, the assets acquired and liabilities assumed to be recognized at their fair values as of the acquisition date. The following table summarizes the estimated fair values of major assets acquired and liabilities assumed:

(Millions of Dollars)
Cash and cash equivalents	$82.0
Accounts and notes receivable, net	117.4
Inventories, net	88.6
Prepaid expenses and other current assets	5.7
Property, plant and equipment, net	47.9
Trade names	22.0
Customer relationships	251.0
Technology	28.0
Other assets	2.2
Accounts payable	(99.2)
Accrued expenses	(38.4)
Deferred taxes	(90.4)
Other liabilities	(18.9)
Total identifiable net assets	$397.9
Goodwill	510.5
Total consideration transferred	$908.4

The weighted average useful lives assigned to the trade names, customer relationships, and technology were 15 years, 12.7 years, and 10 years, respectively.

Goodwill is calculated as the excess of the consideration transferred over the net assets recognized and represents the expected cost synergies of the combined business, assembled workforce, and the going concern nature of Infastech.

The purchase price allocation for Infastech is substantially complete.  As the Company finalizes its purchase price allocation, it is anticipated that additional adjustments will be recorded relating to the valuations of certain assets, various opening balance sheet contingencies and income tax matters, and for other minor items.  The Company will complete its purchase price allocation in the first quarter of 2014.  The finalization of the Company's purchase accounting assessment will result in changes in the valuation of assets acquired and liabilities assumed, which the Company does not expect to be material.

GQ
On May 28, 2013, the Company purchased a 60% controlling share in Jiangsu Guoqiang Tools Co., Ltd. ("GQ") for a total purchase price of $48.5 million net of cash acquired. The fair value of the non-controlling interest is $34.4 million. GQ is a manufacturer and seller of power tools, armatures and stators in both domestic and foreign markets. The acquisition of GQ complements the Company's existing power tools product offerings and further diversifies the Company's operations and international presence. GQ is headquartered in Qidong, China and is being consolidated into the Company's CDIY segment. The estimated net assets acquired of GQ, including $34.2 million of intangible assets and $3.5 million of cash, totaled approximately $36.2 million and the resulting goodwill was $50.2 million. The total purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values. The purchase accounting for GQ is preliminary, principally with respect to the finalization of intangible asset valuations, amongst others.

Four smaller acquisitions were completed during 2013 for a total purchase price of $40.9 million, net of cash acquired, which are being integrated into each of the Company’s three segments.
2012 ACQUISITIONS
During 2012, the Company completed seven acquisitions for a total purchase price of $696.0 million, net of cash acquired. The largest of these acquisitions were AeroScout Inc. (“AeroScout”), which was purchased for $238.8 million, net of cash acquired, and Powers Fasteners, Inc. (“Powers”), which was purchased for $220.5 million, net of cash acquired. AeroScout develops, manufactures, and sells Real-Time Locating Systems ("RTLS") primarily to healthcare and certain industrial customers. Powers distributes fastening products such as mechanical anchors, adhesive anchoring systems, and powered forced-entry systems, mainly for commercial construction end customers. AeroScout was purchased in the second quarter of 2012 and has been integrated within the Security and Industrial segments. Powers was also purchased in the second quarter of 2012 and is part of the CDIY segment. The combined assets acquired for these acquisitions, including $169.9 million of intangible assets and $7.7 million of cash, totaled approximately $279.4 million, and the combined liabilities totaled approximately $95.3 million. The related goodwill associated with these two acquisitions is approximately $282.9 million. The total purchase price for the acquisitions was allocated to the assets acquired and liabilities assumed based on their estimated fair values. The purchase accounting for these acquisitions is complete.

Five smaller acquisitions were completed during 2012 for a total purchase price of $236.7 million. The largest of these acquisitions were Lista North America (“Lista”), which was purchased for $89.7 million, net of cash acquired, and Tong Lung Metal Industry Co. ("Tong Lung"), in which the Company purchased an 89% controlling share for $102.8 million, net of cash acquired, and assumed $20.1 million of short term debt. In January 2013, the Company purchased the remaining outstanding shares of Tong Lung for approximately $12 million. Lista's storage and workbench solutions complement the Industrial & Automotive Repair division's tool, storage, radio frequency identification ("RFID")-enabled systems, and specialty supply product and service offerings. Tong Lung manufactures and sells commercial and residential locksets. The residential portion of the business was part of the December 2012 HHI sale and closed on April 8, 2013. Refer to Note T, Discontinued Operations, for further discussion. Lista was purchased in the first quarter of 2012 and is part of the Industrial segment. Tong Lung was purchased in the third quarter of 2012 and is part of the Security segment. The purchase accounting for these acquisitions is complete.
2011 ACQUISITIONS
NISCAYAH
In September 2011, the Company acquired Niscayah, one of the largest access control and surveillance solutions providers in Europe. Niscayah's integrated security solutions include video surveillance, access control, intrusion alarms and fire alarm systems, and its offerings include design and installation services, maintenance and repair, and monitoring systems. The acquisition expanded and complemented the Company’s legacy security product offerings and further diversified the Company’s operations and international presence.
The initial purchase of $984.5 million established a controlling ownership interest of 95% in Niscayah. This was accomplished as part of an existing tender offer to purchase all Niscayah outstanding shares at a price of 18 SEK per share, whereby the Company increased its ownership interest from 5.8% of the outstanding shares of Niscayah at July 2, 2011 to 95% of the outstanding shares at September 9, 2011. Over the remainder of 2011, the Company purchased additional outstanding shares of Niscayah, bringing the Company’s total ownership interest in Niscayah to 99% at December 31, 2011. During the second quarter of 2012, the Company purchased the remaining outstanding shares of Niscayah for $11.3 million, or 18 SEK per share. The total purchase price paid for Niscayah was $995.8 million. Niscayah has been consolidated into the Company's Security segment.
The Niscayah acquisition was accounted for using the acquisition method of accounting which requires, among other things, the assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. The purchase price allocation for Niscayah was completed during the third quarter of 2012 within the measurement period. The following table summarizes the estimated fair values of major assets acquired and liabilities assumed:

(Millions of Dollars)
Cash and cash equivalents	$21.1
Accounts and notes receivable, net	178.0
Inventories, net	55.1
Prepaid expenses and other current assets	45.3
Property, plant and equipment	32.3
Trade names	6.0
Customer relationships	350.0
Other assets	43.1
Short-term borrowings	(202.9)
Accounts payable	(55.8)
Deferred taxes	(143.5)
Other liabilities	(253.9)
Total identifiable net assets	$74.8
Goodwill	921.0
Total consideration transferred	$995.8

The weighted average useful lives assigned to the trade names and customer relationships were 4 years and 16 years, respectively.
Goodwill is calculated as the excess of the consideration transferred over the net assets recognized and represents the expected cost synergies of the combined business, assembled workforce, and the going concern nature of Niscayah.
OTHER 2011 ACQUISITIONS
During 2011, the Company completed nine additional acquisitions for a total purchase price of $216.2 million, net of cash acquired. The largest of these acquisitions were Infologix, Inc. ("Infologix") and Microtec Enterprises, Inc. ("Microtec", which operates under the business name "AlarmCap"), which were purchased for $60.0 million and $58.8 million, respectively. Both acquisitions were consolidated into the Company's Security segment. The Company also completed seven smaller acquisitions across all segments for a combined purchase price of $97.4 million. The purchase accounting for these 2011 acquisitions has been completed.
ACTUAL AND PRO-FORMA IMPACT FROM ACQUISITIONS
Actual Impact from Acquisitions
The Company's Consolidated Statements of Operations for the year ended December 28, 2013 includes $481.4 million in net sales and $29.4 million in net earnings related to the 2013 acquisitions. These amounts include charges relating to the amortization of inventory step-up adjustments and intangible assets recorded as part of purchase accounting.
Pro-forma Impact from Acquisitions
The following table presents supplemental pro-forma information for continuing operations as if all of the 2013 and 2012 acquisitions had occurred on January 2, 2012. This pro-forma information includes acquisition-related charges. The pro-forma consolidated results are not necessarily indicative of what the Company’s consolidated net sales and net earnings would have been had the Company completed these acquisitions on January 2, 2012. In addition, the pro-forma consolidated results do not reflect the actual or expected realization of any cost savings associated with the acquisitions.

	Year-to-Date
(Millions of Dollars, except per share amounts)	2013	2012
Net sales	$11,113.2	$10,832.1
Net earnings from continuing operations attributable to common shareowners	549.2	492.1
Diluted earnings per share-continuing operations	3.46	2.95
The 2013 pro-forma results were calculated by combining the results of Stanley Black & Decker with the stand-alone results of the 2013 acquisitions for their respective pre-acquisition periods. The following adjustments were made to account for certain costs which would have been incurred during these pre-acquisition periods:

•
Elimination of the historical pre-acquisition intangible asset amortization expense and the addition of intangible asset amortization expense related to intangibles valued as part of the purchase price allocation that would have been incurred from January 1, 2013 to December 28, 2013, adjusted for the applicable tax impact.

•
Because the 2013 acquisitions were assumed to occur on January 1, 2012, there were no deal costs or inventory step-up amortization factored into the 2013 pro-forma year, as such expenses would have occurred in the first year following the acquisition.

The 2012 pro-forma results were calculated by combining the results of Stanley Black & Decker with the stand-alone results of the 2012 and 2013 acquisitions for their respective pre-acquisition periods. The following adjustments were made to account for certain costs which would have been incurred during these pre-acquisition periods:

•
Elimination of the historical pre-acquisition intangible asset amortization expense and the addition of intangible asset amortization expense related to intangibles valued as part of the purchase price allocation that would have been incurred from January 2, 2012 to December 29, 2012.

•	Additional expense for deal costs and inventory step-up adjustments, where applicable, which would have been amortized as the corresponding inventory was sold.

•	Reduced revenue for fair value adjustments made to deferred revenue, where applicable.

•	Because certain acquisitions were funded using existing sources of liquidity, additional interest expense was factored into the 2012 pro-forma year.

F. GOODWILL AND INTANGIBLE ASSETS
GOODWILL — The changes in the carrying amount of goodwill by segment are as follows:

(Millions of Dollars)	CDIY	Industrial	Security	Total
Balance December 29, 2012	$2,921.4	$1,500.7	$2,593.4	$7,015.5
Addition from acquisitions	55.7	534.0	0.2	589.9
Foreign currency translation and other	(25.9)	(8.7)	(5.5)	(40.1)
Balance December 28, 2013	$2,951.2	$2,026.0	$2,588.1	$7,565.3
In accordance with ASC 350, "Intangibles - Goodwill and Other", a portion of the goodwill associated with the Security segment was allocated to the residential portion of Tong Lung based on the relative fair value of the business disposed of and the portion of the reporting unit that was retained. Accordingly, goodwill for the Security segment was reduced by $33.6 million and classified within Assets held for sale as of December 29, 2012, and subsequently included in the gain on sale of the residential portion of Tong Lung in the second quarter of 2013.

As required by the Company's policy, goodwill and indefinite-lived trade names were tested for impairment in the third quarter of 2013.  The Company assessed the fair values of two of its reporting units utilizing a discounted cash flow valuation model as had been done in previous years and determined that, for each of the two reporting units, the fair values exceeded the respective carrying amounts. The key assumptions used were discount rates and perpetual growth rates applied to cash flow projections. Also inherent in the discounted cash flow valuations were near-term revenue growth rates over the next five years. These assumptions contemplated business, market and overall economic conditions. The fair values of indefinite-lived trade names were also assessed using a discounted cash flow valuation model. The key assumptions used included discount rates, royalty rates and perpetual growth rates applied to projected sales.

For the remaining four reporting units, the Company determined qualitatively that it was not more-likely-than-not that goodwill was impaired, and thus, the two-step goodwill impairment test was not required.  In making this determination, the Company considered the significant excess of fair value over carrying amount as calculated in the 2012 impairment test, favorable 2013 industry performance versus prior year, analyst multiples and other positive qualitative information, all of which indicated that it is more-likely-than-not that the fair values of the four reporting units were greater than the respective carrying amounts. Based on this evaluation of internal and external qualitative factors, the Company concluded that the two-step goodwill impairment test was not required for these four reporting units.

In 2012, the Company evaluated the goodwill of each of its reporting units utilizing a discounted cash flow valuation model and determined that the fair values exceeded the respective carrying amounts. In 2012, the Company concluded that no impairment existed for any of the reporting units.
INTANGIBLE ASSETS — Intangible assets at December 28, 2013 and December 29, 2012 were as follows:

	2013		2012
(Millions of Dollars)	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Amortized Intangible Assets — Definite lives
Patents and copyrights	$56.3	$(44.3)	$52.1	$(40.3)
Trade names	168.5	(79.4)	140.4	(67.5)
Customer relationships	1,985.5	(791.3)	1,701.3	(623.7)
Other intangible assets	281.0	(122.9)	262.1	(100.9)
Total	$2,491.3	$(1,037.9)	$2,155.9	$(832.4)
Total indefinite-lived trade names are $1,614.2 million at December 28, 2013 and $1,608.0 million at December 29, 2012. The change in value is predominately due to currency fluctuations.

Aggregate intangible assets amortization expense by segment was as follows:

(Millions of Dollars)	2013	2012	2011
CDIY	$37.7	$35.9	$31.8
Security	91.6	113.2	107.8
Industrial	74.0	58.3	42.0
Consolidated	$203.3	$207.4	$181.6
The amounts above are inclusive of amortization expense for discontinued operations amounting to $0.9 million in 2013 and $18.5 million in 2012 and 2011.
Future amortization expense in each of the next five years amounts to $194.1 million for 2014, $172.5 million for 2015, $155.6 million for 2016, $146.4 million for 2017, $135.5 million for 2018 and $649.3 million thereafter.

G. ACCRUED EXPENSES
Accrued expenses at December 28, 2013 and December 29, 2012 were as follows:

(Millions of Dollars)	2013	2012
Payroll and related taxes	$277.5	$293.0
Income and other taxes	87.8	220.7
Customer rebates and sales returns	78.9	77.1
Insurance and benefits	85.2	88.9
Accrued restructuring costs	193.8	125.2
Derivative financial instruments	66.6	78.0
Warranty costs	77.1	78.6
Deferred revenue	79.7	78.1
Forward stock purchase contract	—	350.0
Other	289.6	290.4
Total	$1,236.2	$1,680.0

H. LONG-TERM DEBT AND FINANCING ARRANGEMENTS
Long-term debt and financing arrangements at December 28, 2013 and December 29, 2012 follow:

(Millions of Dollars)	Interest Rate	2013	2012
Notes payable due 2016	5.75%	$—	$326.8
Notes payable due 2018 (junior subordinated)	2.25%	345.0	—
Notes payable due 2018 (junior subordinated)	4.25%	632.5	632.5
Notes payable due 2021	3.40%	382.2	417.1
Notes payable due 2022	2.90%	799.4	799.3
Notes payable due 2028	7.05%	147.7	169.6
Notes payable due 2040	5.20%	317.4	404.4
Notes payable due 2052 (junior subordinated)	5.75%	750.0	750.0
Notes payable due 2053 (junior subordinated)	5.75%	400.0	—
Other, payable in varying amounts through 2021	0.00% — 7.14%	35.1	37.2
Total long-term debt, including current maturities		$3,809.3	$3,536.9
Less: Current maturities of long-term debt		(9.9)	(10.4)
Long-term debt		$3,799.4	$3,526.5
Aggregate annual principal maturities of long-term debt for each of the years from 2014 to 2018 are $7.9 million, $5.4 million, $4.0 million, $3.3 million, $979.8 million, respectively and $2,912.3 million thereafter. These debt maturities represent the principal amounts to be paid and accordingly exclude the remaining $15.3 million of unamortized debt fair value adjustment, which increased the Black & Decker debt, as well as a loss of $118.7 million pertaining to fair value adjustments and unamortized interest rate swap termination gains as described in Note I, Derivative Financial Instruments. Interest paid during 2013, 2012 and 2011 amounted to $173.0 million, $167.0 million and $135.4 million, respectively.
On December 24, 2013, the Company remitted $351.8 million to the Trustee for the redemption of the $300 million of Black & Decker Corporation 5.75% senior notes due 2016.  The additional $51.8 million deposited with the Trustee was to ensure that the Trustee would have sufficient funds to redeem the notes in full under the related indenture on the specified redemption date under any and all circumstances.  Upon receipt of the funds, the Company’s obligations with respect to the notes and the related indenture were discharged and therefore, the notes were no longer an obligation of the Company.  As of December 28, 2013, of the $51.8 million paid, the Company had recorded a $42.8 million pre-tax loss related to the anticipated redemption premium and $9.0 million receivable.  The loss was offset by gains of $11.9 million related to the release of fair value adjustments made in purchase accounting, $8.1 million from the recognition of gains on previously terminated derivatives and $2.2 million of accrued interest, resulting in a net pre-tax loss of $20.6 million. On January 24, 2014, the Trustee formally discharged the notes for a redemption value of $342.8 million, inclusive of accrued interest and paid the Company the$9.0 million receivable.
On December 3, 2013, the Company issued $400.0 million aggregate principal amount of 5.75% fixed-to-floating rate junior subordinated debentures maturing December 15, 2053 (“2053 Junior Subordinated Debentures”). The 2053 Junior Subordinated Debentures will bear interest at a fixed rate of 5.75% per annum, payable semi-annually in arrears to, but excluding December 15, 2018. From and including December 15, 2018, the 2053 Junior Subordinated Debentures will bear interest at an annual rate equal to three-month LIBOR plus 4.304% payable quarterly in arrears. The 2053 Junior Subordinated Debentures are unsecured and rank subordinate and junior in right of payment to all of the Company’s existing and future senior debt. The 2053 Junior Subordinated Debentures rank equally in right of payment with all of the Company’s other unsecured junior subordinated debt. The Company received proceeds from the offering of $392.0 million, net of $8.0 million of underwriting discounts and commissions, before offering expenses. The Company used the net proceeds primarily to repay commercial paper borrowings. The Company may, so long as there is no event of default with respect to the debentures, defer interest payments on the debentures, from time to time, for one or more Optional Deferral Periods (as defined in the indenture governing the 2053 Junior Subordinated Debentures) of up to five consecutive years. Deferral of interest payments cannot extend beyond the maturity date of the debentures. The 2053 Junior Subordinated Debentures include an optional redemption provision whereby the Company may elect to redeem the debentures, in whole or in part, at a "make-whole" premium based on United States Treasury rates, plus accrued and unpaid interest if redeemed before December 15, 2018, or at 100% of their principal amount plus accrued and unpaid interest if redeemed after December 15, 2018. In addition, the Company may redeem the debentures in whole, but not in part, before December 15, 2018, if certain changes in tax laws, regulations or interpretations occur at 100% of their principal amount plus accrued and unpaid interest.

On December 3, 2013, the Company also issued 3,450,000 Equity Units, each with a stated value of $100 and received approximately $334.7 million in cash proceeds, as described in greater detail below.
In November 2012, the Company issued $800 million of senior unsecured term notes, maturing on November 1, 2022 (“2022 Term Notes”) with fixed interest payable semi-annually, in arrears, at a rate of 2.90% per annum. The 2022 Term Notes are unsecured and rank equally with all of the Company's existing and future unsecured and unsubordinated debt. The Company received net proceeds of $793.9 million which reflects a discount of $0.7 million and $5.4 million of underwriting expenses and other fees associated with the transaction. The Company used the net proceeds from the offering for general corporate purposes, including repayment of short term borrowings. The 2022 Term Notes include a Change of Control provision that would apply should a Change of Control event (as defined in the Indenture governing the 2022 Term Notes) occur. The Change of Control provision states that the holders of the Term Notes may require the Company to repurchase, in cash, all of the outstanding 2022 Term Notes for a purchase price at 101.0% of the original principal amount, plus any accrued and unpaid interest outstanding up to the repurchase date.
In July and August 2012, the Company repurchased $250.0 million of The Stanley Works 6.15% senior notes due 2013, $350.0 million of The Black & Decker Corporation's 8.95% senior notes due 2014 and $300.0 million of The Black & Decker Corporation's 4.75% senior notes due 2014 by initiating an open market tender offer to purchase for cash any and all of the notes, followed by exercising its right under the optional redemption provision of each note to repurchase any remaining notes not repurchased in the tender offer. The Company paid a premium of $91 million to extinguish the notes, which was offset by gains of $35 million from fair value adjustments made in purchase accounting and $10.5 million from terminated derivatives, resulting in a net pre-tax loss of $45.5 million.
In July 2012, the Company issued $750.0 million of junior subordinated debentures, maturing on July 25, 2052 (“2052 Junior Subordinated Debentures”) with fixed interest payable quarterly, in arrears, at a rate of 5.75% per annum. The 2052 Junior Subordinated Debentures are unsecured and rank subordinate and junior in right of payment to all of the Company's existing and future senior debt. The Company received net proceeds of $729.4 million and paid $20.6 million of fees associated with the transaction. The Company used the net proceeds from the offering for general corporate purposes, including repayment of debt and refinancing of near term debt maturities. The Company may, so long as there is no event of default with respect to the debentures, defer interest payments on the debentures, from time to time, for one or more Optional Deferral Periods (as defined in the indenture governing the 2052 Junior Subordinated Debentures) of up to five consecutive years per period. Deferral of interest payments cannot extend beyond the maturity date of the debentures. Additionally, the 2052 Junior Subordinated Debentures include an optional redemption whereby the Company may elect to redeem the debentures, in whole or in part, at the redemption price plus accrued and unpaid interest if redeemed before July 25, 2017, or at 100% of their principal amount plus accrued and unpaid interest if redeemed after July 25, 2017.

In May 2012, the Company repaid the $320.0 million principal of its Convertible Notes at maturity, in cash. Additionally, the Company settled the conversion option value by delivering 640,018 common shares. The conversion rate was 15.6666 per $1,000 note (equivalent to a conversion price set at $63.83 per common share), and the applicable market value of the Company's stock at settlement was $73.24. The Company's Bond Hedge also matured May 17, 2012 resulting in the receipt of 640,772 common shares from the counterparties. The aggregate effect of these financial instruments was a 754 share reduction in the Company’s common shares. During August and September 2012, 4,938,624 stock warrants associated with the Convertible Notes expired. No shares were issued upon their expiration as the warrants were out of the money.
In November 2011, the Company issued $400.0 million of senior unsecured Term Notes, maturing on December 1, 2021 (“2021 Term Notes”) with fixed interest payable semi-annually in arrears at a rate of 3.40% per annum. The 2021 Term Notes rank equally with all of the Company’s existing and future unsecured and unsubordinated debt. The Company received net proceeds of $397.0 million which reflects a discount of $0.4 million to achieve a 3.40% interest rate and paid $2.6 million of fees associated with the transaction. The Company used the net proceeds from the offering primarily to reduce its short term borrowings under its existing commercial paper program. The 2021 Term Notes include a Change of Control provision that would apply should a Change of Control event (as defined in the Indenture governing the 2021 Term Notes) occur. The Change of Control provision states that the holders of the Term Notes may require the Company to repurchase, in cash, all of the outstanding 2021 Term Notes for a purchase price at 101.0% of the original principal amount, plus any accrued and unpaid interest outstanding up to the repurchase date. Additionally, the 2021 Term Notes include a par call whereby the Company, on or after September 1, 2021, may elect to repay the notes at par. The $417.1 million of debt reported at December 29, 2012 reflects the fair value adjustment related to a fixed-to-floating interest rate swap entered into in December 2011, as detailed in Note I, Derivative Financial Instruments.
At December 28, 2013, the Company had fixed-to-floating interest rate swaps on its $150.0 million notes payable due in 2028. The carrying value of the notes payable due in 2028 includes a loss of $17.6 million pertaining to the fair value adjustment of the swaps and $15.3 million associated with fair value adjustments made in purchase accounting.

At December 28, 2013, the Company had fixed-to-floating interest rate swaps on its $400.0 million notes payable due in 2021. The carrying value of the notes payable due in 2021 includes a loss of $32.0 million pertaining to the fair value adjustment of the swaps and $14.5 million pertaining to the unamortized gain on previously terminated swaps and a $0.3 million unamortized discount on the notes.
At December 28, 2013, the Company had fixed-to-floating interest rate swaps on its $400.0 million notes payable due in 2040. The carrying value of the notes payable due in 2040 includes a loss of $82.4 million pertaining to the fair value adjustment of the swaps and a $0.2 million unamortized discount on the notes.
Unamortized gains and fair value adjustments associated with interest rate swaps are more fully discussed in Note I, Derivative Financial Instruments.
Commercial Paper and Credit Facilities
At December 28, 2013 the Company had $368.0 million of commercial paper borrowings outstanding and at December 29, 2012 the Company had no commercial paper borrowings outstanding against the Company’s $2.0 billion commercial paper program.

In June 2013, the Company terminated its four year $1.2 billion committed credit facility with the concurrent execution of a new five year $1.5 billion committed credit facility (the “Credit Agreement”). Borrowings under the Credit Agreement may include U.S. Dollars up to the $1.5 billion commitment or in Euro or Pounds Sterling subject to a foreign currency sub-limit of $400.0 million and bear interest at a floating rate dependent upon the denomination of the borrowing. Repayments must be made on June 27, 2018 or upon an earlier termination date of the Credit Agreement, at the election of the Company. Simultaneously, the Company terminated its $1.0 billion 364 day committed credit facility with the concurrent execution of a new $500 million 364 day committed credit facility (the "Facility"). The Facility contains a one year term-out provision and borrowings under the Facility may include U.S. Dollars up to the $500 million commitment or in Euro or Pounds Sterling subject to a foreign currency sub-limit of $250 million and bear interest at a floating rate dependent upon the denomination of the borrowing. Repayments must be made by June 26, 2014, unless the one year term-out election is made, or upon an earlier termination date of the Facility, at the election of the Company. The Credit Agreement and Facility are designated to be a liquidity back-stop for the Company's $2.0 billion commercial paper program. As of December 28, 2013, the Company has not drawn on either of these commitments.
In addition, the Company has short-term lines of credit that are primarily uncommitted, with numerous banks, aggregating $373.5 million, of which $258.2 million was available at December 28, 2013. Short-term arrangements are reviewed annually for renewal.
The aggregate amount of committed and uncommitted, long- and short-term lines is $2.4 billion, of which $24.7 million is recorded as short-term borrowings at December 28, 2013 excluding commercial paper borrowings outstanding under the commercial paper program. In addition, $115.3 million of the short-term credit lines was utilized primarily pertaining to outstanding letters of credit for which there are no required or reported debt balances. The weighted average interest rates on short-term borrowings, primarily commercial paper, for the fiscal years ended December 28, 2013 and December 29, 2012 were 0.3% and 0.4%, respectively.
Equity Units

On December 3, 2013, the Company issued 3,450,000 Equity Units (the “Equity Units”), each with a stated value of $100. The Equity Units are initially comprised of a 1/10, or 10%, undivided beneficial ownership in a $1,000 principal amount 2.25% junior subordinated note due 2018 (the “2018 Junior Subordinated Note”) and a forward common stock purchase contract (the “Equity Purchase Contract”). The Company received approximately $334.7 million in cash proceeds from the Equity Units, net of underwriting discounts and commissions, before offering expenses, and recorded $345.0 million in long-term debt. The proceeds were used primarily to repay commercial paper borrowings. The Company also used $9.7 million of the proceeds to enter into capped call transactions utilized to hedge potential economic dilution as described in more detail below.

Equity Purchase Contracts:

Each Equity Purchase Contract obligates the holders to purchase, on November 17, 2016, for a price of $100, between 1.0122 and 1.2399 shares of the Company’s common stock (subject to customary anti-dilution adjustments) or approximately 3.5 to 4.3 million common shares, respectively. If a fundamental change occurs, in certain circumstances, the number of shares of common stock deliverable upon settlement of the Equity Purchase Contracts will be increased by a make-whole amount, resulting in the issuance of a maximum of approximately 6.1 million shares of common stock. Upon settlement of the Equity Purchase Contracts on November 17, 2016, the Company expects to receive additional cash proceeds of $345.0 million. The Junior Subordinated 2018 Notes, described further below, are initially pledged as collateral to secure the holders’ obligations to purchase the Company’s common stock under the terms of the Equity Purchase Contracts. Equity Purchase Contract holders may elect to settle their obligations under the Equity Purchase Contracts early, in cash.

Holders of the Equity Purchase Contracts are paid contract adjustment payments (“Contract Adjustment Payments”) at a rate of 4.00% per annum, payable quarterly in arrears on February 17, May 17, August 17 and November 17 of each year, commencing February 17, 2014. The $40.2 million present value of the Contract Adjustment Payments reduced Shareowners’ Equity upon issuance of the Equity Units and a related liability for the present value of the cash payments of $40.2 million was recorded. As each quarterly Contract Adjustment Payment is made, the related liability is reduced and the difference between the cash payment and the present value of the Contract Adjustment Payment of approximately $0.6 million is accreted to interest expense over the three year term.

2018 Junior Subordinated Notes:

The $345.0 million aggregate principal amount of the 2018 Junior Subordinated Notes will mature on November 17, 2018. The 2018 Junior Subordinated Notes bear interest at a rate of 2.25% per annum, payable quarterly in arrears on February 17, May 17, August 17 and November 17 of each year, commencing February 17, 2014. The 2018 Junior Subordinated Notes are unsecured and rank subordinate and junior in right of payment to the Company’s existing and future senior indebtedness. The 2018 Junior Subordinated Notes initially rank equally in right of payment with all of the Company’s other unsecured junior subordinated debt.

The Company may elect, at its option, to remarket the 2018 Junior Subordinated Notes early during a period beginning on August 12, 2016 and ending October 26, 2016. Unless an early remarketing is successful, the Company will be required to remarket the 2018 Junior Subordinated Notes during a final remarketing period beginning on November 7, 2016 and ending November 14, 2016. Holders of Equity Units may elect not to participate in the remarketing by creating “Treasury Units” (replacing the 2018 Junior Subordinated Notes with zero-coupon U.S. Treasury securities as substitute collateral to secure their obligations under the Equity Purchase Contracts) or “Cash Settled Units” (replacing the 2018 Junior Subordinated Notes with cash as substitute collateral to secure their obligations under the Equity Purchase Contracts), or by settling the Equity Purchase Contracts early in cash prior to November 17, 2016. Upon a successful remarketing, the proceeds attributable to 2018 Junior Subordinated Notes that were components of Equity Units will be used to satisfy in full the Equity Unit holders’ obligations to purchase the Company’s common stock under the Equity Purchase Contracts (or, in the case of an early remarketing, will be used to purchase a portfolio of U.S. Treasury securities, the proceeds of which will be used to satisfy such obligations). At the time of the remarketing (1) the interest rate on the 2018 Junior Subordinated Notes may be re-set and (2) the ranking of the 2018 Junior Subordinated Notes will change such that they rank senior to all of the Company’s existing and future unsecured junior subordinated debt and junior to all of the Company’s existing and future senior debt.

Interest expense of $0.7 million was recorded for 2013 related to the contractual interest coupon on the 2018 Junior Subordinated Notes based upon the 2.25% annual rate.

Capped Call Transactions:

In order to offset the potential economic dilution associated with the common shares issuable upon settlement of the Equity Purchase Contracts, the Company entered into capped call transactions with a major financial institution (the “counterparty”). The capped call transactions cover, subject to customary anti-dilution adjustments, the number of shares equal to the number of shares issuable upon settlement of the Equity Purchase Contracts at the 1.0122 minimum settlement rate. The capped call transactions have a term of approximately three years and initially have a lower strike price of $98.80, which corresponds to the minimum settlement rate of the Equity Purchase Contracts, and an upper strike price of $112.91, which is approximately 40% higher than the closing price of the Company's common stock on November 25, 2013, and are subject to customary anti-dilution adjustments. At December 28, 2013, there had been no adjustment to the strikes. The Company paid $9.7 million of cash to fund the cost of the capped call transactions, which was recorded as a reduction of Shareowners’ Equity. The capped call transactions may be settled by net share settlement or, at the Company’s option and subject to certain conditions, cash settlement, physical settlement or modified physical settlement (in which case the number of shares the Company will receive will be reduced by a number of shares based on the excess, if any, of the volume-weighted average price of its common stock, as measured under the terms of the capped call transactions, over the upper strike price of the capped call transactions). If the capped call transactions are exercised and the volume-weighted average price per share of common stock, as measured under the terms of the capped call transactions, is greater than the lower strike price of the capped call transactions but not greater than the upper strike price of the capped call transactions, then the value the Company expects to receive from the capped call counterparties will be generally based on the amount of such excess. As a result, the capped call transactions may offset the potential dilution upon settlement of the Equity Purchase Contracts. If, however, the volume-weighted average price per share of common stock, as measured under the terms of the capped call transactions, exceeds the upper strike price of the capped call transactions, the value the Company expects to receive upon settlement of the capped call transactions (or portions thereof) will be approximately equal to (x) the excess of the upper strike price of the capped call transactions over the lower strike price of the capped call transactions times (y) the number of shares of common stock relating to the capped call transactions (or the portions thereof) being exercised, in each case as determined under the terms of the capped call transactions. As a result, the dilution mitigation under the capped call transactions will be limited based on such capped value. See Note J, Capital Stock - Other Equity Arrangements, for further details on the capped call transactions.
Convertible Preferred Units
In November 2010, the Company issued 6,325,000 Convertible Preferred Units (the “Convertible Preferred Units”), each with a stated amount of $100. The Convertible Preferred Units are initially comprised of a 1/10, or 10%, undivided beneficial ownership in a $1,000 principal amount junior subordinated note (the “Note”) and a Purchase Contract (the “Purchase Contract”) obligating holders to purchase one share (subject to adjustment under certain circumstances if holders elect to settle their Purchase Contracts early) of the Company’s 4.75% Series B Perpetual Cumulative Convertible Preferred Stock (the “Convertible Preferred Stock”). The Company received $613.5 million in cash proceeds from the Convertible Preferred Units offering, net of underwriting fees. These proceeds were used to redeem all of the Company’s outstanding 5.902% Fixed Rate/Floating Rate Junior Subordinated Debt Securities due 2045, at a price of $312.7 million, to contribute $150.0 million to a U.S. pension plan to improve the funded status of the Company’s pension obligations, to fund the $50.3 million cost of the capped call transaction as more fully described below, and the remainder to reduce outstanding short-term borrowings and for other general corporate purposes.
Purchase Contracts:
Each Purchase Contract obligates the holder to purchase, on the earlier of (i) November 17, 2015 (the “Purchase Contract settlement date”) or (ii) the triggered early settlement date (as described below), for $100, one newly-issued share (subject to adjustment under certain circumstances if holders elect to settle their Purchase Contracts early) of Convertible Preferred Stock. A maximum of 6,325,000 shares of Convertible Preferred Stock may be issued on the Purchase Contract settlement date, resulting in total additional cash proceeds to the Company of up to $632.5 million. The Notes, described further below, are pledged as collateral to guarantee the holders’ obligations to purchase Convertible Preferred Stock under the terms of the Purchase Contracts. Purchase Contract holders may elect to settle their obligations under the Purchase Contracts early, in cash, at any time prior to the second business day immediately preceding the Purchase Contract settlement date or the triggered early settlement date, as applicable, subject to certain exceptions and conditions.
Upon early settlement of any Purchase Contracts, except in connection with a “fundamental change” or trigger event, the Company will deliver a number of shares of Convertible Preferred Stock equal to 85% of the number of Purchase Contracts tendered for early settlement. Upon the occurrence of a fundamental change, holders of Purchase Contracts will have the right, subject to certain exceptions and conditions, to settle their Purchase Contracts early at 100% of the settlement rate for the Purchase Contracts.
Holders of the Purchase Contracts are paid contract adjustment payments (“contract adjustment payments”) at a rate of 0.50% per annum, payable quarterly in arrears on February 17, May 17, August 17 and November 17 of each year, commencing February 17, 2011. The $14.9 million present value of the contract adjustment payments reduced Shareowners’ Equity at inception. As each quarterly contract adjustment payment is made, the related liability will be relieved with the difference between the cash payment and the present value of the contract adjustment payment recorded as interest expense (at inception approximately $0.9 million accretion over the five year term). At December 28, 2013 the liability reported for the contract adjustment payments amounted to $6.0 million. The Company has the right to defer the payment of contract adjustment payments until no later than the Purchase Contract settlement date or the triggered early settlement date (each as described below), as applicable. Any deferred contract adjustment payments will accrue additional contract adjustment payments at the rate of 4.75% per year until paid, compounded quarterly.
Convertible Preferred Stock:
When issued following a settlement of the Purchase Contract, holders of the Convertible Preferred Stock are entitled to receive cumulative cash dividends at the rate of 4.75% per annum of the $100 liquidation preference per share of the Convertible Preferred Stock. Dividends on the Convertible Preferred Stock will be payable, when, as and if declared by the Company’s board of directors, quarterly in arrears on February 17, May 17, August 17 and November 17 of each year.
Following the issuance of Convertible Preferred Stock upon settlement of a holder’s Purchase Contracts, a holder of Convertible Preferred Stock may, at its option, at any time and from time to time, convert some or all of its outstanding shares of Convertible Preferred Stock as described below at a conversion rate of 1.3333 shares of the Company’s common stock per share of Convertible Preferred Stock (subject to customary anti-dilution adjustments), which is equivalent to an initial conversion price of approximately $75.00 per share of common stock. At December 28, 2013, the conversion rate on the Convertibles Units due 2012 was 1.3579 (equivalent to a conversion price set at $73.64 per common share). If a fundamental change occurs, in certain circumstances the conversion rate may be adjusted by a fundamental change make-whole premium.

The Company may redeem some or all of the Convertible Preferred Stock on or after December 22, 2015 at a redemption price equal to 100% of the liquidation preference per share plus accrued and unpaid dividends to the redemption date. If the Company calls the Convertible Preferred Stock for redemption, holders may convert their Convertible Preferred Stock at any time prior to the close of business on the business day immediately preceding the redemption date.
Upon conversion prior to November 17, 2015, the Company may only deliver shares of common stock, together with cash in lieu of fractional shares. Upon a conversion on or after November 17, 2015, the Company may elect to pay or deliver, as the case may be, solely shares of common stock, together with cash in lieu of fractional shares (“physical settlement”), solely cash (“cash settlement”) or a combination of cash and common stock (“combination settlement”). The amount of shares and/or cash that each holder of Convertible Preferred Stock will receive is called the “settlement amount.” If the Company elects physical settlement or any shares of Convertible Preferred Stock are converted prior to November 17, 2015, the Company will deliver to the converting holder a number of shares of common stock (and cash in lieu of any fractional shares) equal to the number of shares of Convertible Preferred Stock to be converted multiplied by the applicable conversion rate. If the Company elects cash settlement or combination settlement, the settlement amount will be based on the volume weighted average price of the Company’s common stock during a 20 day observation period.
Notes:
The $632.5 million principal amount of the Notes is due November 17, 2018. At maturity, the Company is obligated to repay the principal in cash. The Notes bear interest at an initial rate of 4.25% per annum, initially payable quarterly in arrears on February 17, May 17, August 17 and November 17 of each year, commencing February 17, 2011, subject to the Company’s right to defer interest payments. The Notes are the Company’s direct, unsecured general obligations and are initially subordinated and junior in right of payment to the Company’s existing and future senior indebtedness. The Notes initially rank equally in right of payment with all of the Company’s other junior subordinated debt. The Notes are initially pledged as collateral to guarantee the obligations of holders of Purchase Contracts to purchase Convertible Preferred Stock. The Notes will be released from that pledge arrangement (1) following a successful remarketing, (2) following the substitution of cash to purchase certain treasury unit collateral, (3) following the substitution of cash during certain periods prior to the final remarketing period or triggered remarketed period for the Notes, (4) following the early settlement of the Purchase Contracts or (5) following certain events of bankruptcy, insolvency or reorganization. The unamortized deferred issuance cost of the Notes was $4.2 million at December 28, 2013. The remaining unamortized balance will be recorded to interest expense through the Notes maturity in November 2018.
Unless a trigger event (as defined below) has occurred, the Company may elect, at its option, to remarket the Notes during a period (the “optional remarketing window”) beginning on and including August 12, 2015 until October 27, 2015. Such remarketing will include the Notes underlying Convertible Preferred Units that have not been released from the pledge and other Notes of holders that have elected to include those Notes in the remarketing. The Company may attempt to remarket the Notes during multiple optional remarketing periods in the optional remarketing window so long as it gives 15 calendar days notice prior to the first day of any optional remarketing period. Upon a successful optional remarketing of the Notes, the remarketing agent will purchase U.S. Treasury securities as described in the prospectus supplement (the “Treasury portfolio”), and deduct such price from the proceeds of the optional remarketing. Any remaining proceeds will be promptly remitted after the optional remarketing settlement date by the remarketing agent for the benefit of the holders whose Notes were remarketed. The applicable ownership interests in the Treasury portfolio will be substituted for the applicable ownership interests in remarketed pledged Notes and will be pledged to the Company to secure the holders’ obligation under the Purchase Contracts. On the Purchase Contract settlement date, a portion of the proceeds from the Treasury portfolio equal to the aggregate principal amount of the Notes that are components of the Convertible Preferred Units at the time of remarketing will automatically be applied to satisfy the holders’ obligations to purchase Convertible Preferred Stock under the Purchase Contracts. In addition, proceeds from the Treasury portfolio equal to the interest payment (assuming no reset of the interest rate) that would have been attributable to the Notes that were components of the Convertible Preferred Units at the time of remarketing will be paid on the Purchase Contract settlement date to the holders.
If a trigger event occurs prior to the first day in the optional remarketing window, all Purchase Contracts will mandatorily settle early on the date that is 25 calendar days after the occurrence of the trigger event or, if such day is not a business day, the immediately following business day (the “triggered early settlement date”). In connection with the occurrence of a trigger event, the remarketing agent will remarket the Notes that are components of the units and any separate Notes whose holders have elected to participate in the remarketing during each day of the five business day period (the “triggered early remarketing period”) ending on the third business day immediately preceding the triggered early settlement date (the “triggered early remarketing”). A “trigger event” will be deemed to have occurred upon the Company’s filing any periodic or annual report under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, in respect of any fiscal quarter with financial statements for such fiscal quarter where the Company’s leverage ratio (as described in the prospectus supplement relating to the Convertible Preferred Units) is equal to or greater than 6.0 (on an annualized basis) for each of the three consecutive fiscal quarters immediately preceding, and including, such fiscal quarter.

Unless the Treasury portfolio has replaced the pledged Notes as part of Convertible Preferred Units as a result of a successful optional remarketing or a triggered early settlement date has occurred, the remarketing agent will remarket the pledged Notes that are components of the Convertible Preferred Units and any separate Notes whose holders have elected to participate in the remarketing during each day of the five business day period ending on November 12, 2015 (the third business day immediately preceding the Purchase Contract settlement date) until the remarketing is successful (the “final remarketing”).
In connection with a successful remarketing, all outstanding Notes (whether or not remarketed) will rank senior to all of the Company’s existing and future unsecured junior subordinated obligations and junior to all of its existing and future senior indebtedness, the interest deferral provisions of the Notes will not apply to all outstanding Notes (whether or not remarketed), the interest rate on all outstanding Notes (whether or not remarketed) may be reset and interest will be payable semi-annually in arrears.
Interest expense of $26.9 million was recorded for each of 2013, 2012 and 2011, related to the contractual interest coupon on the Notes for the periods presented based upon the 4.25% rate.
Equity Option:
In order to offset the common shares that may be deliverable upon conversion of shares of Convertible Preferred Stock, the Company entered into capped call transactions (equity options) with certain major financial institutions (the “capped call counterparties”). The capped call transactions cover, subject to anti-dilution adjustments, the number of shares of common stock equal to the number of shares of common stock underlying the maximum number of shares of Convertible Preferred Stock issuable upon settlement of the Purchase Contracts. Each of the capped call transactions had an original term of approximately five years and initially has a lower strike price of $75.00, which corresponds to the initial conversion price of the Convertible Preferred Stock, and an upper strike price of $97.95, which is approximately 60% higher than the closing price of the common stock on November 1, 2010. At December 28, 2013, the capped call transactions had an adjusted lower strike price of $73.64 and an adjusted upper strike price of $96.17. The Company paid $50.3 million of cash to fund the cost of the capped call transactions, which was recorded as a reduction of Shareowners’ Equity. The capped call transactions may be settled by net share settlement or, at the Company’s option and subject to certain conditions, cash settlement, physical settlement or modified physical settlement (in which case the number of shares the Company will receive will be reduced by a number of shares based on the excess, if any, of the volume-weighted average price of its common stock, as measured under the terms of the capped call transactions, over the upper strike price of the capped call transactions). If the capped call transactions are exercised and the volume-weighted average price per share of common stock, as measured under the terms of the capped call transactions, is greater than the lower strike price of the capped call transactions but not greater than the upper strike price of the capped call transactions, then the value the Company expects to receive from the capped call counterparties will be generally based on the amount of such excess. As a result, the capped call transactions may offset the potential dilution upon conversion of the Convertible Preferred Stock. If, however, the volume-weighted average price per share of common stock, as measured under the terms of the capped call transactions, exceeds the upper strike price of the capped call transactions, the value the Company expects to receive upon the exercise of the capped call transactions (or portions thereof) will be approximately equal to (x) the excess of the upper strike price of the capped call transactions over the lower strike price of the capped call transactions times (y) the number of shares of common stock relating to the capped call transactions (or the portions thereof) being exercised, in each case as determined under the terms of the capped call transactions. As a result, the dilution mitigation under the capped call transactions will be limited based on such capped value.

I. DERIVATIVE FINANCIAL INSTRUMENTS
The Company is exposed to market risk from changes in foreign currency exchange rates, interest rates, stock prices and commodity prices. As part of the Company’s risk management program, a variety of financial instruments such as interest rate swaps, currency swaps, purchased currency options, foreign exchange contracts and commodity contracts, are used to mitigate interest rate exposure, foreign currency exposure and commodity price exposure.
Financial instruments are not utilized for speculative purposes. If the Company elects to do so and if the instrument meets the criteria specified in ASC 815, Derivatives and Hedging, management designates its derivative instruments as cash flow hedges, fair value hedges or net investment hedges. Generally, commodity price exposures are not hedged with derivative financial instruments and instead are actively managed through customer pricing initiatives, procurement-driven cost reduction initiatives and other productivity improvement projects.

A summary of the fair value of the Company’s derivatives recorded in the Consolidated Balance Sheets at December 28, 2013 and December 29, 2012 follows (in millions):

	Balance Sheet Classification	2013	2012	Balance Sheet Classification	2013	2012
Derivatives designated as hedging instruments:
Interest Rate Contracts Fair Value	Other current assets	21.7	18.5	Accrued expenses	3.3	3.3
	LT other assets	—	6.4	LT other liabilities	139.3	4.6
Foreign Exchange Contracts Cash Flow	Other current assets	3.7	—	Accrued expenses	0.3	2.6
Net Investment Hedge	Other current assets	1.4	0.2	Accrued expenses	52.6	25.7
		$26.8	$25.1		$195.5	$36.2
Derivatives not designated as hedging instruments:
Foreign Exchange Contracts	Other current assets	$64.9	$73.9	Accrued expenses	$10.4	$46.4
LT other assets		—	—	LT other liabilities	6.4	8.9
		$64.9	$73.9		$16.8	$55.3
The counterparties to all of the above mentioned financial instruments are major international financial institutions. The Company is exposed to credit risk for net exchanges under these agreements, but not for the notional amounts. The credit risk is limited to the asset amounts noted above. The Company limits its exposure and concentration of risk by contracting with diverse financial institutions and does not anticipate non-performance by any of its counterparties. Further, as more fully discussed in Note M, Fair Value Measurements, the Company considers non-performance risk of its counterparties at each reporting period and adjusts the carrying value of these assets accordingly. The risk of default is considered remote.
In 2013 and 2012, significant cash flows related to derivatives including those that are separately discussed in Cash Flow Hedges, Fair Value Hedges and Net Investment Hedges below resulted in net cash received of $27.4 million and cash paid of $79.8 million, respectively.
CASH FLOW HEDGES — There was a $77.3 million after-tax loss and a $93.5 million after-tax loss as of December 28, 2013 and December 29, 2012, respectively, reported for cash flow hedge effectiveness in Accumulated other comprehensive loss. An after-tax loss of $9.6 million is expected to be reclassified to earnings as the hedged transactions occur or as amounts are amortized within the next twelve months. The ultimate amount recognized will vary based on fluctuations of the hedged currencies and interest rates through the maturity dates.

The tables below detail pre-tax amounts reclassified from Accumulated other comprehensive income (loss) into earnings for active derivative financial instruments during the periods in which the underlying hedged transactions affected earnings for the twelve months ended December 28, 2013 and December 29, 2012 (in millions):

Year-to-date 2013 (In millions)	Gain (Loss) Recorded in OCI	Classification of Gain (Loss) Reclassified from OCI to Income	Gain (Loss) Reclassified from OCI to Income (Effective Portion)	Gain (Loss) Recognized in Income (Ineffective Portion*)
Foreign Exchange Contracts	$5.1	Cost of sales	$(3.4)	—

Year-to-date 2012 (In millions)	Gain (Loss) Recorded in OCI	Classification of Gain (Loss) Reclassified from OCI to Income	Gain (Loss) Reclassified from OCI to Income (Effective Portion)	Gain (Loss) Recognized in Income (Ineffective Portion*)
Foreign Exchange Contracts	$(11.2)	Cost of sales	$1.9	—
* Includes ineffective portion and amount excluded from effectiveness testing on derivatives.
For 2013 and 2012, the hedged items’ impact to the Consolidated Statement of Operations was a gain of $3.4 million and a loss of $1.9 million, respectively, in Cost of Sales. There was no impact related to the interest rate contracts’ hedged items for any period presented.

During 2013, 2012 and 2011, an after-tax loss of $11.7 million, $2.9 million and $15.9 million, respectively, was reclassified from Accumulated other comprehensive income (loss) into earnings (inclusive of the gain/loss amortization on terminated derivative financial instruments) during the periods in which the underlying hedged transactions affected earnings.
Interest Rate Contracts: The Company enters into interest rate swap agreements in order to obtain the lowest cost source of funds within a targeted range of variable to fixed-rate debt proportions. As of December 28, 2013 and December 29, 2012, all interest rate swaps designated as cash flow hedges were terminated as discussed below.
In December 2009, the Company executed forward starting interest rate swaps with an aggregate notional amount of $400 million fixing 10 years of interest payments at 4.78%. The objective of the hedge was to offset the expected variability on future payments associated with the interest rate on debt instruments. These contracts were terminated in 2012 and resulted in cash payments of $102.6 million, which were recorded in Accumulated other comprehensive loss and will be amortized to earnings over future periods. The cash flows stemming from the termination of such interest rate swaps designated as cash flow hedges are presented within financing activities in the Consolidated Statements of Cash Flows.
Foreign Currency Contracts
Forward Contracts: Through its global businesses, the Company enters into transactions and makes investments denominated in multiple currencies that give rise to foreign currency risk. The Company and its subsidiaries regularly purchase inventory from subsidiaries with currencies other than their functional currency which creates currency-related volatility in the Company’s results of operations. The Company utilizes forward contracts to hedge these forecasted purchases and sales of inventory. Gains and losses reclassified from Accumulated other comprehensive loss for the effective and ineffective portions of the hedge as well as any amounts excluded from effectiveness testing are recorded in Cost of sales. Gains and losses incurred after a hedge has been de-designated are not recorded in Accumulated other comprehensive income (loss), but are recorded directly to the Consolidated Statement of Operations and Comprehensive Income in Other-net. At December 28, 2013, the notional value of the forward currency contracts outstanding was $270.1 million, all of which was designated, and maturing on various dates through 2014. At December 29, 2012, the notional value of the forward currency contracts outstanding was $154.0 million, all of which was designated, maturing on various dates in 2013.
Purchased Option Contracts: The Company and its subsidiaries enter into various inter-company transactions whereby the notional values are denominated in currencies other than the functional currencies of the party executing the trade. In order to better match the cash flows of its inter-company obligations with cash flows from operations, the Company enters into purchased option contracts. Gains and losses reclassified from Accumulated other comprehensive income (loss) for the effective and ineffective portions of the hedge as well as any amounts excluded from effectiveness testing are recorded in Cost of sales. At December 28, 2013, the notional value of option contracts outstanding was $120.0 million maturing on various dates through 2014. As of December 29, 2012, the notional value of purchased option contracts was $173.0 million, maturing on various dates in 2013.
FAIR VALUE HEDGES
Interest Rate Risk: In an effort to optimize the mix of fixed versus floating rate debt in the Company’s capital structure, the Company enters into interest rate swaps. In October 2012, the Company entered into interest rate swaps with notional values which equaled the Company's $400 million, 3.4% notes due in 2021 and the Company's $400 million, 5.2% notes due in 2040. In January 2012, the Company entered into interest rate swaps with notional values which equaled the Company's $150 million, 7.05% notes due in 2028. These interest rate swaps effectively converted the Company’s fixed rate debt to floating rate debt based on LIBOR, thereby hedging the fluctuation in fair value resulting from changes in interest rates.
Previously, the Company entered into interest rate swaps related to certain of its notes payable which were subsequently terminated as discussed below. In January 2012 and December 2011, the Company entered into interest rate swaps related to the Company's $400 million, 3.4% notes due in 2021. In December 2010, the Company entered into interest rate swaps with notional values which equaled the Company’s $300 million, 4.75% notes due in 2014 and $300 million, 5.75% notes due in 2016. In January 2009, the Company entered into interest rate swaps with notional values which equaled the Company’s $200 million, 4.9% notes due in 2012 and $250 million, 6.15% notes due in 2013.
In January 2012, the Company terminated interest rates swaps with notional values equal to the Company's $300 million , 4.75% notes due in 2014, $300 million, 5.75% notes due in 2016, $200 million, 4.9% notes due in 2012 and $250 million, 6.15% notes due in 2013. In November 2012, the Company terminated interest rate swaps with notional values equal to the Company's $400 million, 3.40% notes due in 2021. These terminations resulted in cash receipts of $58.2 million. The resulting gain of $44.7 million was deferred and will be amortized to earnings over the remaining life of the notes. In July 2012, the Company repurchased the $250 million 6.15% notes due in 2013 and $300 million 4.75% notes due 2014 and, as a result, $11.1 million of the previously deferred gain was recognized in earnings at that time. In December 2013, the Company repurchased the $300 million 5.75% notes due 2016 and, as a result, $8.1 million of the previously deferred gain was recognized in earnings at that time.

The changes in fair value of the interest rate swaps during the period were recognized in earnings as well as the offsetting changes in fair value of the underlying notes. The notional value of open contracts was $950.0 million as of both December 28, 2013 and December 29, 2012. A summary of the fair value adjustments relating to these swaps is as follows (in millions):

	Year-to-Date 2013		Year-to-Date 2012
Income Statement Classification	Gain/(Loss) on Swaps	Gain /(Loss) on Borrowings	Gain/(Loss) on Swaps	Gain /(Loss) on Borrowings
Interest Expense	$(141.0)	$141.0	$27.2	$(27.2)
In addition to the fair value adjustments in the table above, the net swap accruals for each period and amortization of the gains on terminated swaps are also reported as a reduction of interest expense and totaled $31.4 million and $35.1 million for 2013 and 2012, respectively. Interest expense on the underlying debt was $44.7 million and $31.4 million for 2013 and 2012, respectively.
NET INVESTMENT HEDGES
Foreign Exchange Contracts: The Company utilizes net investment hedges to offset the translation adjustment arising from re-measurement of its investment in the assets and liabilities of its foreign subsidiaries. The total after-tax amounts in Accumulated other comprehensive loss were losses of $76.8 million and $63.3 million at December 28, 2013 and December 29, 2012, respectively. As of December 28, 2013, the Company had foreign exchange contracts that mature on various dates through October 2014 with notional values totaling $979.0 million outstanding hedging a portion of its pound sterling denominated net investment. As of December 29, 2012, the Company had foreign exchange contracts maturing on various dates through October 2013 with notional values totaling $940.6 million outstanding hedging a portion of its pound sterling denominated net investment. For the year ended December 28, 2013 and December 29, 2012, maturing foreign exchange contracts resulted in net cash receipts of $3.6 million and $5.8 million, respectively. Gains and losses on net investment hedges remain in Accumulated other comprehensive income (loss) until disposal of the underlying assets. The pre-tax gain or loss from fair value changes was as follows (in millions):

	Year-to-Date 2013			Year-to-Date 2012
Income Statement Classification	Amount Recorded in OCI Gain (Loss)	Effective Portion Recorded in Income Statement	Ineffective Portion* Recorded in Income Statement	Amount Recorded in OCI Gain (Loss)	Effective Portion Recorded in Income Statement	Ineffective Portion* Recorded in Income Statement
Other-net	$(21.8)	$—	$—	$(47.6)	$—	$—
*Includes ineffective portion and amount excluded from effectiveness testing.
UNDESIGNATED HEDGES
Foreign Exchange Contracts: Currency swaps and foreign exchange forward contracts are used to reduce risks arising from the change in fair value of certain foreign currency denominated assets and liabilities (such as affiliate loans, payables and receivables). The objective of these practices is to minimize the impact of foreign currency fluctuations on operating results. The total notional amount of the contracts outstanding at December 28, 2013 was $2.2 billion of forward contracts and $107.7 million in currency swaps, maturing on various dates through 2014. The total notional amount of the contracts outstanding at December 29, 2012 was $4.3 billion of forward contracts and $105.6 million in currency swaps, maturing on various dates through 2014. The income statement impacts related to derivatives not designated as hedging instruments for 2013 and 2012 are as follows (in millions):

Derivatives Not Designated as Hedging Instruments under ASC 815	Income Statement Classification	Year-to-Date 2013 Amount of Gain (Loss) Recorded in Income on Derivative	Year-to-Date 2012 Amount of Gain (Loss) Recorded in Income on Derivative
Foreign Exchange Contracts	Other-net	$39.6	$10.0
J. CAPITAL STOCK
EARNINGS PER SHARE — The following table reconciles net earnings attributable to common shareowners and the weighted average shares outstanding used to calculate basic and diluted earnings per share for the fiscal years ended December 28, 2013, December 29, 2012, and December 31, 2011.

Earnings per Share Computation:

	2013	2012	2011
Numerator (in millions):
Net earnings from continuing operations attributable to common shareowners	$518.3	$464.8	$606.7
Net (loss) earnings from discontinued operations	(28.0)	419.0	67.9
Net earnings attributable to common shareowners	$490.3	$883.8	$674.6
Less: Earnings attributable to participating restricted stock units (“RSU’s”)	0.2	1.2	1.4
Net Earnings — basic	$490.1	$882.6	$673.2
Net Earnings — diluted	$490.3	$883.8	$674.6

	2013	2012	2011
Denominator (in thousands):
Basic earnings per share –– weighted-average shares	155,237	163,067	165,832
Dilutive effect of stock options and awards	3,539	3,634	4,273
Diluted earnings per share –– weighted-average shares	158,776	166,701	170,105

	2013	2012	2011
Earnings (loss) per share of common stock:
Basic earnings (loss) per share of common stock:
Continuing operations	$3.34	$2.85	$3.65
Discontinued operations	(0.18)	2.57	0.41
Total basic earnings per share of common stock	$3.16	$5.41	$4.06
Diluted earnings (loss) per share of common stock:
Continuing operations	$3.26	$2.79	$3.57
Discontinued operations	(0.18)	2.51	0.40
Total dilutive earnings per share of common stock	$3.09	$5.30	$3.97
The following weighted-average stock options and warrants were not included in the computation of diluted shares outstanding because the effect would be anti-dilutive (in thousands):

	2013	2012	2011
Number of stock options	307	1,825	2,379
Number of stock warrants	—	3,419	4,939
Number of shares related to the convertible preferred units	—	—	8,458
During August and September 2012, 4,938,624 stock warrants expired which were associated with the $320.0 million convertible notes that matured in May 2012. No shares were issued upon their expiration as the warrants were out of the money.

As of December 29, 2012, there were no shares related to stock warrants included in the calculation of diluted earnings per share as the warrants expired in the third quarter of 2012. As of December 31, 2011, there were no shares related to the Convertible Preferred Units included in the calculation of diluted earnings per share because the effect of the conversion option was not dilutive. These Convertible Preferred Units, as well as the convertible note hedge, are discussed more fully in Note H, Long-Term Debt and Financing Arrangements.

COMMON STOCK SHARE ACTIVITY — Common stock share activity for 2013, 2012 and 2011 was as follows:

	2013	2012	2011
Outstanding, beginning of year	159,952,027	169,046,961	166,347,430
Shares issued, other	—	814,693	—
Issued from treasury	3,828,056	3,344,163	2,864,564
Returned to treasury	(8,300,853)	(13,253,790)	(165,033)
Outstanding, end of year	155,479,230	159,952,027	169,046,961
Shares subject to the forward share purchase contract	—	(5,581,400)	(5,581,400)
Outstanding, less shares subject to the forward share purchase contract	155,479,230	154,370,627	163,465,561
In April 2013, the Company received 617,037 shares upon settlement of the capped call options purchased in November 2012.
In December 2012, upon executing an accelerated share repurchase contract, the Company received 9,345,794 shares. The Company received an additional 1,608,695 shares upon settlement of the contract in April 2013. For further detail on these transactions, see "Other Equity Arrangements" below.
The Company also repurchased approximately three million shares of common stock during the second quarter of 2012.
In 2011 the Company entered into a forward share purchase contract on its common stock. The contract obligated the Company to pay $350.0 million, plus an additional amount related to the forward component of the contract, to the financial institution counterparty not later than August 2013, or earlier at the Company’s option, for the 5,581,400 shares purchased. The reduction of common shares outstanding was recorded at the inception of the forward share purchase contract and factored into the calculation of weighted average shares outstanding at that time. The Company elected to prepay the forward share purchase contract for $362.7 million in January 2013. In August 2013, the Company physically settled the contract, receiving 5,581,400 shares which have been reflected as "Returned to treasury" in the table above.
COMMON STOCK RESERVED — Common stock shares reserved for issuance under various employee and director stock plans at December 28, 2013 and December 29, 2012 are as follows:

	2013	2012
Employee stock purchase plan	2,414,509	2,586,768
Other stock-based compensation plans	13,778,756	505,851
Total shares reserved	16,193,265	3,092,619

PREFERRED STOCK PURCHASE RIGHTS — Each outstanding share of common stock has a 1 share purchase right. Each purchase right may be exercised to purchase one two-hundredth of a share of Series A Junior Participating Preferred Stock at an exercise price of $220.00, subject to adjustment. The rights, which do not have voting rights, expire on March 10, 2016, and may be redeemed by the Company at a price of $0.01 per right at any time prior to the tenth day following the public announcement that a person has acquired beneficial ownership of 15% or more of the outstanding shares of common stock. In the event that the Company is acquired in a merger or other business combination transaction, provision shall be made so that each holder of a right (other than a holder who is a 14.9%-or-more shareowner) shall have the right to receive, upon exercise thereof, that number of shares of common stock of the surviving Company having a market value equal to two times the exercise price of the right. Similarly, if anyone becomes the beneficial owner of more than 15% of the then outstanding shares of common stock (except pursuant to an offer for all outstanding shares of common stock which the independent directors have deemed to be fair and in the best interest of the Company), provision will be made so that each holder of a right (other than a holder who is a 14.9%-or-more shareowner) shall thereafter have the right to receive, upon exercise thereof, common stock (or, in certain circumstances, cash, property or other securities of the Company) having a market value equal to two times the exercise price of the right. At December 28, 2013, there were 155,479,230 outstanding rights.

STOCK-BASED COMPENSATION PLANS — The Company has stock-based compensation plans for salaried employees and non-employee members of the Board of Directors. The plans provide for discretionary grants of stock options, restricted stock units, and other stock-based awards.
The plans are generally administered by the Compensation and Organization Committee of the Board of Directors, consisting of non-employee directors.
Stock Option Valuation Assumptions: Stock options are granted at the fair market value of the Company’s stock on the date of grant and have a 10-year term. Generally, stock option grants vest ratably over 4 years from the date of grant.
The following describes how certain assumptions affecting the estimated fair value of stock options are determined: the dividend yield is computed as the annualized dividend rate at the date of grant divided by the strike price of the stock option; expected volatility is based on an average of the market implied volatility and historical volatility for the 5.25 year expected life; the risk-free interest rate is based on U.S. Treasury securities with maturities equal to the expected life of the option; and a seven percent forfeiture rate is assumed. The Company uses historical data in order to estimate forfeitures and holding period behavior for valuation purposes.
The fair value of stock option grants is estimated on the date of grant using the Black-Scholes option pricing model. The following weighted average assumptions were used to value grants made in 2013, 2012 and 2011.

	2013	2012	2011
Average expected volatility	35.0%	35.6%	38.4%
Dividend yield	2.5%	2.8%	2.5%
Risk-free interest rate	1.6%	0.8%	1.1%
Expected term	5.3 years	5.5 years	5.5 years
Fair value per option	$20.70	$17.47	$18.29
Weighted average vesting period	2.8 years	2.3 years	2.7 years
Stock Options:
The number of stock options and weighted-average exercise prices are as follows:

	2013		2012		2011
	Options	Price	Options	Price	Options	Price
Outstanding, beginning of year	9,056,493	$56.90	10,444,660	$52.47	11,641,564	$48.69
Granted	961,250	79.72	1,106,075	70.66	1,150,577	65.05
Exercised	(2,414,697)	50.75	(2,258,598)	43.07	(2,166,269)	40.34
Forfeited	(173,784)	80.97	(235,644)	68.48	(181,212)	52.19
Outstanding, end of year	7,429,262	$61.69	9,056,493	$56.90	10,444,660	$52.47
Exercisable, end of year	5,310,381	$57.10	5,515,617	$52.97	6,853,838	$49.74
At December 28, 2013, the range of exercise prices on outstanding stock options was $30.03 to $79.70. Stock option expense was $21.4 million, $26.6 million, and $21.5 million for the years ended December 28, 2013, December 29, 2012 and December 31, 2011, respectively. At December 28, 2013, the Company had $28.3 million of unrecognized pre-tax compensation expense for stock options. This expense will be recognized over the remaining vesting periods which are 2.8 years on a weighted average basis.
During 2013, the Company received $122.5 million in cash from the exercise of stock options. The related tax benefit from the exercise of these options is $25.3 million. During 2013, 2012 and 2011, the total intrinsic value of options exercised was $72.0 million, $69.1 million and $68.7 million, respectively. When options are exercised, the related shares are issued from treasury stock.

ASC 718, “Compensation — Stock Compensation,” requires the benefit arising from tax deductions in excess of recognized compensation cost to be classified as a financing cash flow. To quantify the recognized compensation cost on which the excess tax benefit is computed, both actual compensation expense recorded and pro-forma compensation cost reported in disclosures are considered. An excess tax benefit is generated on the extent to which the actual gain, or spread, an optionee receives upon exercise of an option exceeds the fair value determined at the grant date; that excess spread over the fair value of the option times the applicable tax rate represents the excess tax benefit. In 2013, 2012 and 2011, the Company reported $15.2 million, $15.1 million and $14.1 million, respectively, of excess tax benefits as a financing cash flow within the proceeds from issuance of common stock caption.
Outstanding and exercisable stock option information at December 28, 2013 follows:

	Outstanding Stock Options			Exercisable Stock Options
Exercise Price Ranges	Options	Weighted- average Remaining Contractual Life	Weighted- average Exercise Price	Options	Weighted- average Remaining Contractual Life	Weighted- average Exercise Price
$35.00 and below	656,479	3.63	$31.25	656,479	3.63	$31.25
$35.01 — 50.00	514,412	3.94	47.72	514,412	3.94	47.72
$50.01 — higher	6,258,371	6.62	66.03	4,139,490	5.38	62.36
	7,429,262	6.17	$61.69	5,310,381	5.03	$57.10
Compensation cost for new grants is recognized on a straight-line basis over the vesting period. The expense for retirement eligible employees (those aged 55 and over and with 10 or more years of service) is recognized by the date they became retirement eligible, as such employees may retain their options for the 10 year contractual term in the event they retire prior to the end of the vesting period stipulated in the grant.
Employee Stock Purchase Plan:
The Employee Stock Purchase Plan (“ESPP”) enables eligible employees in the United States and Canada to subscribe at any time to purchase shares of common stock on a monthly basis at the lower of 85.0% of the fair market value of the shares on the grant date ($60.17 per share for fiscal year 2013 purchases) or 85.0% of the fair market value of the shares on the last business day of each month. A maximum of 6,000,000 shares are authorized for subscription. During 2013, 2012 and 2011 shares totaling 172,259 shares, 222,123 shares and 147,776 shares respectively, were issued under the plan at average prices of $58.59, $49.15, and $49.63 per share, respectively and the intrinsic value of the ESPP purchases was $3.7 million, $4.7 million and $2.6 million, respectively. For 2013, the Company received $10.1 million in cash from ESPP purchases, and there is no related tax benefit. The fair value of ESPP shares was estimated using the Black-Scholes option pricing model. ESPP compensation cost is recognized ratably over the one-year term based on actual employee stock purchases under the plan. The fair value of the employees’ purchase rights under the ESPP was estimated using the following assumptions for 2013, 2012 and 2011, respectively: dividend yield of 2.5%, 2.4% and 2.1%; expected volatility of 28.0%, 34.0% and 30.0%; risk-free interest rates of 0.1%, 0.1% and 0.2%; and expected lives of one year. The weighted average fair value of those purchase rights granted in 2013, 2012 and 2011 was $24.07, $25.23 and $21.00, respectively. Total compensation expense recognized for ESPP amounted to $4.3 million for 2013, $5.5 million for 2012, and $2.6 million for 2011.
Restricted Share Units and Awards:
Compensation cost for restricted share units and awards, including restricted shares granted to French employees in lieu of RSU’s, (collectively “RSU’s”) granted to employees is recognized ratably over the vesting term, which varies but is generally 4 years. RSU grants totaled 368,059 shares, 445,958 shares and 413,330 shares in 2013, 2012 and 2011, respectively. The weighted-average grant date fair value of RSU’s granted in 2013, 2012 and 2011 was $80.68, $70.30 and $65.20 per share, respectively.
Total compensation expense recognized for RSU’s amounted to $32.6 million, $34.8 million and $33.1 million, in 2013, 2012 and 2011 respectively. The actual tax benefit received in the period the shares were delivered was $20.8 million. The excess tax benefit recognized was$4.9 million, $3.7 million, and $3.8 million in 2013, 2012 and 2011, respectively. As of December 28, 2013, unrecognized compensation expense for RSU’s amounted to $46.0 million and this cost will be recognized over a weighted-average period of 4.0 years.

A summary of non-vested restricted stock unit and award activity as of December 28, 2013, and changes during the twelve month period then ended is as follows:

	Restricted Share Units & Awards	Weighted Average Grant Date Fair Value
Non-vested at December 29, 2012	2,226,938	$61.73
Granted	368,059	80.68
Vested	(790,079)	79.73
Forfeited	(54,549)	80.23
Non-vested at December 28, 2013	1,750,369	$68.19
The total fair value of shares vested (market value on the date vested) during 2013, 2012 and 2011 was $63.0 million, $37.8 million and $32.8 million, respectively.
Non-employee members of the Board of Directors received restricted share-based grants which must be cash settled and accordingly mark-to-market accounting is applied. Additionally, the Board of Directors were granted restricted share units for which compensation expense of $1.1 million was recognized for 2013, 2012, and 2011.
Long-Term Performance Awards:
The Company has granted Long Term Performance Awards (“LTIPs”) under its 2009 and 2013 Long Term Incentive Plans to senior management employees for achieving Company performance measures. Awards are payable in shares of common stock, which may be restricted if the employee has not achieved certain stock ownership levels, and generally no award is made if the employee terminates employment prior to the payout date. LTIP grants were made in 2011, 2012 and 2013. Each grant has separate annual performance goals for each year within the respective three year performance period. Earnings per share and return on capital employed represent 75% of the share payout of each grant. There is a third market-based element, representing 25% of the total grant, which measures the Company’s common stock return relative to peers over the performance period. The ultimate delivery of shares will occur in 2014, 2015 and 2016 for the 2011, 2012 and 2013 grants, respectively. Total payouts are based on actual performance in relation to these goals.
In 2010, the Company initiated a Working Capital Incentive Plan under its 2009 Long Term Incentive Plan. The program provided executives the opportunity to receive stock in the event certain working capital turn objectives were achieved by June of 2013 and sustained for a period of at least six months. The ultimate issuance of shares occurred in the third quarter of 2013 based on actual performance during the performance period.
Expense recognized for these performance awards amounted to $9.4 million in 2013, $19.1 million in 2012, and $9.2 million in 2011. With the exception of the market-based award, in the event performance goals are not met compensation cost is not recognized and any previously recognized compensation cost is reversed.
A summary of the activity pertaining to the maximum number of shares that may be issued is as follows:

	Share Units	Weighted Average Grant Date Fair Value
Non-vested at January 1, 2013	1,084,919	$60.29
Granted	306,955	71.42
Vested	(452,591)	48.56
Forfeited	(86,334)	48.63
Non-vested at December 28, 2013	852,949	$71.70

OTHER EQUITY ARRANGEMENTS

In November 2013, the Company purchased from certain financial institutions “out-of-the-money” capped call options on 12.2 million shares of its common stock (subject to customary anti-dilution adjustments) for an aggregate premium of $73.5 million, or an average of $6.03 per share. The purpose of the capped call options is to hedge the risk of stock price appreciation between the lower and upper strike prices of the capped call options. In accordance with ASC 815-40 the premium paid was recorded as a reduction of Shareowners’ equity. The contracts for the options provide that they may, at the Company’s election, subject to certain conditions, be cash settled, physically settled, modified-physically settled, or net-share settled (the default settlement method). The capped call options have various expiration dates ranging from July 2015 through December 2015. The average lower strike price is $86.07 and the average upper strike price is $106.56, subject to customary market adjustments. The aggregate fair value of the options at December 28, 2013 was $66.0 million.

In December 2012, the Company entered into a forward starting accelerated share repurchase (“ASR”) contract with certain financial institutions to purchase $850.0 million of the Company's common stock. The Company paid $850.0 million to the financial institutions and received an initial delivery of 9.3 million shares, which reduced the Company's shares outstanding at December 29, 2012. The value of the initial shares received on the date of purchase was $680.0 million, reflecting a $72.76 price per share which was recorded as a treasury share purchase for purposes of calculating earnings per share. In accordance with ASC 815-40, the Company recorded the remaining $170.0 million as a forward contract indexed to its own common stock in additional paid in capital. In April 2013, the Company settled the contract and received 1.6 million shares determined by the average price per share paid by the financial institutions during the purchase period. The average price is calculated using the volume weighted average price ("VWAP") of the Company's stock (inclusive of a VWAP discount) during that period.

In November 2012, the Company purchased from certain financial institutions “out-of-the-money” capped call options, subject to adjustments for standard anti-dilution provisions, on 10.1 million shares of its common stock for an aggregate premium of $29.5 million, or an average of $2.92 per share. The purpose of the capped call options was to reduce share price volatility on potential future share repurchases. In accordance with ASC 815-40 the premium paid was recorded as a reduction of Shareowners’ equity. The average lower strike price was $71.43 and the average upper strike price was $79.75, subject to customary market adjustments. The capped call options were net-share settled and the Company received 0.6 million shares in April 2013. The Company recorded the receipt of treasury shares at fair value upon settlement.

In May 2011, the Company purchased from a financial institution over the counter 3 month “in-the-money” capped call options, subject to adjustments for standard anti-dilution provisions, on 2.4 million shares of its common stock for an aggregate premium of $19.6 million, or an average of $8.00 per option. The initial term of the capped call options was one month which was subsequently extended in an addendum to the agreement with the counterparty to a three month term. The purpose of the capped call options was to reduce share price volatility on potential future share repurchases by establishing the prices at which the Company could elect to repurchase 2.4 million shares in the three month term. In accordance with ASC 815-40 the premium paid was recorded as a reduction of Shareowners’ equity. The contracts for this series of options generally provided that the options might, at the Company’s election, be cash settled, physically settled or net-share settled (the default settlement method). This series of options had various expiration dates within the month of August 2011. The applicable lower strike price was $70.16 and the applicable upper strike price was $80.35. The capped calls were terminated in July 2011. The Company elected to net share settle the transaction and received 3,052 shares valued at $0.2 million.
Equity Units and Capped Call Transactions

As described more fully in Note H, Long-Term Debt and Financing Arrangements, on November 25, 2013, the Company issued Equity Units comprised of $345.0 million of Notes and Equity Purchase Contracts. The Equity Purchase Contracts obligate the holders to purchase on November 17, 2016, for $100.00, between 1.0122 and 1.2399 shares of the Company’s common stock, which are equivalent to an initial settlement price of $98.80 and $80.65, respectively, per share of common stock. Upon the November 17, 2016 settlement date, the Company will issue approximately 3.5 to 4.3 million shares of common stock, subject to customary anti-dilution adjustments, and expects to receive additional cash proceeds of $345.0 million. If a fundamental change occurs, in certain circumstances, the number of shares of common stock deliverable upon settlement of the Equity Purchase Contracts will be increased by the make-whole amount, resulting in the issuance of a maximum of approximately 6.1 million shares of common stock. As of December 28, 2013, there was no change to the strikes. Holders may elect to settle their Equity Purchase Contracts early in cash prior to November 17, 2016.

On November 25, 2013, contemporaneously with the issuance of the Equity Units described above, the Company paid $9.7 million, or an average of $2.77 per option, to enter into capped call transactions on 3.5 million shares of common stock with a major financial institution. The purpose of the capped call transactions is to offset the potential economic dilution associated with the common shares issuable upon the settlement of the Equity Purchase Contracts. Refer to Note H, Long-Term Debt and Financing Arrangements. In accordance with ASC 815-40, the $9.7 million premium paid was recorded as a reduction to equity.

The capped call transactions cover, subject to customary anti-dilution adjustments, the number of shares equal to the number of shares issuable upon settlement of the Equity Purchase Contracts at the 1.0122 minimum settlement rate. The capped call transactions have a term of approximately three years and initially have a lower strike price of $98.80, which corresponds to the minimum settlement rate of the Equity Purchase Contracts, and an upper strike price of $112.91, which is approximately 40% higher than the closing price of the Company’s common stock on November 25, 2013, and are subject to customary anti-dilution adjustments. The capped call transactions may be settled by net share settlement (the default settlement method) or, at the Company’s option and subject to certain conditions, cash settlement, physical settlement or modified physical settlement. The aggregate fair value of the options at December 28, 2013 was $8.7 million.
Convertible Preferred Units and Equity Option

As described more fully in Note H, Long-Term Debt and Financing Arrangements, in November 2010, the Company issued Convertible Preferred Units comprised of $632.5 million of Notes due November 17, 2018 and Purchase Contracts. There have been no changes to the terms of the Convertible Preferred Units. The Purchase Contracts obligate the holders to purchase, on the earlier of (i) November 17, 2015 (the Purchase Contract Settlement date) or (ii) the triggered early settlement date, 6.3 million shares, for $100 per share, of the Company’s 4.75% Series B Cumulative Convertible Preferred Stock (the “Convertible Preferred Stock”), resulting in cash proceeds to the Company of up to $632.5 million.

Following the issuance of Convertible Preferred Stock upon settlement of a holder’s Purchase Contracts, a holder of Convertible Preferred Stock may, at its option, at any time and from time to time, convert some or all of its outstanding shares of Convertible Preferred Stock at a conversion rate of 1.3333 shares of the Company’s common stock per share of Convertible Preferred Stock (subject to customary anti-dilution provisions), which is equivalent to an initial conversion price of approximately $75.00 per share of common stock. Assuming conversion of the 6.3 million shares of Convertible Preferred Stock at the 1.3333 initial conversion rate a total of 8.4 million shares of the Company’s common stock may be issued upon conversion. As of December 28, 2013, due to the customary anti-dilution provisions, the conversion rate on the Convertible Preferred Stock was 1.3579 (equivalent to a conversion price of approximately $73.64 per common share). In the event that holders elect to settle their Purchase Contracts prior to November 17, 2015, the Company will deliver a number of shares of Convertible Preferred Stock equal to 85% of the Purchase Contracts tendered, together with cash in lieu of fractional shares. Upon a conversion on or after November 15, 2017 the Company may elect to pay or deliver, as the case may be, solely shares of common stock, together with cash in lieu of fractional shares (“physical settlement”), solely cash (“cash settlement”), or a combination of cash and common stock (“combination settlement”). The Company may redeem some or all of the Convertible Preferred Stock on or after December 22, 2015 at a redemption price equal to 100% of the $100 liquidation preference per share plus accrued and unpaid dividends to the redemption date.
In November 2010, contemporaneously with the issuance of the Convertible Preferred Units described above, the Company paid $50.3 million, or an average of $5.97 per option, to enter into capped call transactions (equity options) on 8.4 million shares of common stock with certain major financial institutions. The purpose of the capped call transactions is to offset the common shares that may be deliverable upon conversion of shares of Convertible Preferred Stock. With respect to the impact on the Company, the capped call transactions and the Convertible Preferred Stock, when taken together, result in the economic equivalent of having the conversion price on the Convertible Preferred Stock at $96.17, the upper strike price of the capped call (as of December 28, 2013). Refer to Note H, Long-Term Debt and Financing Arrangements. In accordance with ASC 815-40 the $50.3 million premium paid was recorded as a reduction to equity.

The capped call transactions cover, subject to customary anti-dilution adjustments, the number of shares of common stock equal to the number of shares of common stock underlying the maximum number of shares of Convertible Preferred Stock issuable upon settlement of the Purchase Contracts. Each of the capped call transactions has a term of approximately five years and initially had a lower strike price of $75.00, which corresponded to the initial conversion price of the Convertible Preferred Stock, and an upper strike price of $97.95, which was approximately 60% higher than the closing price of the common stock on November 1, 2010. The capped call transactions may be settled by net share settlement (the default settlement method) or, at the Company’s option and subject to certain conditions, cash settlement, physical settlement or modified physical settlement. The aggregate fair value of the options at December 28, 2013 was $80.9 million.

K. ACCUMULATED OTHER COMPREHENSIVE LOSS
Accumulated other comprehensive income (loss) at the end of each fiscal year was as follows:

(Millions of Dollars)	Currency translation adjustment and other	Unrealized losses on cash flow hedges, net of tax	Unrealized losses on net investment hedges, net of tax	Pension (losses) gains, net of tax	Total
Balance - December 30, 2011	$(87.4)	$(75.9)	$(32.8)	$(153.1)	$(349.2)
Other comprehensive income (loss) before reclassifications	116.8	(20.5)	(30.5)	(113.3)	(47.5)
Reclassification adjustments to earnings	—	2.9	—	5.8	8.7
Net other comprehensive income (loss)	116.8	(17.6)	(30.5)	(107.5)	(38.8)
Balance - December 29, 2012	29.4	(93.5)	(63.3)	(260.6)	(388.0)
Other comprehensive (loss) income before reclassifications	(99.9)	4.5	(13.5)	(21.3)	(130.2)
Reclassification adjustments to earnings	—	11.7	—	7.5	19.2
Net other comprehensive (loss) income	(99.9)	16.2	(13.5)	(13.8)	(111.0)
Balance - December 28, 2013	$(70.5)	$(77.3)	$(76.8)	$(274.4)	$(499.0)

(Millions of Dollars)	2013	2012
Components of accumulated other comprehensive income (loss)	Reclassification adjustments	Reclassification adjustments	Affected line item in Consolidated Statements of Operations And Comprehensive Income
Unrealized losses on cash flow hedges	$(18.5)	$(4.6)	Cost of sales
Tax effect	6.8	1.7	Income taxes on continuing operations
Unrealized losses on cash flow hedges, net of tax	$(11.7)	$(2.9)
Amortization of defined benefit pension items:
Actuarial losses	$(6.5)	$(5.0)	Cost of sales
Actuarial losses	(4.4)	(3.4)	Selling, general and administrative
Total before taxes	(10.9)	(8.4)
Tax effect	3.4	2.6	Income taxes on continuing operations
Amortization of defined benefit pension items, net of tax	$(7.5)	$(5.8)

L. EMPLOYEE BENEFIT PLANS
EMPLOYEE STOCK OWNERSHIP PLAN (“ESOP”) Most U.S. employees, including Black & Decker employees beginning on January 1, 2011, may contribute from 1% to 25% of their eligible compensation to a tax-deferred 401(k) savings plan, subject to restrictions under tax laws. Employees generally direct the investment of their own contributions into various investment funds. An employer match benefit is provided under the plan equal to one-half of each employee’s tax-deferred contribution up to the first 7% of their compensation. Participants direct the entire employer match benefit such that no participant is required to hold the Company’s common stock in their 401(k) account. The employer match benefit totaled $18.8 million, $19.1 million and $17.7 million in 2013, 2012 and 2011, respectively.

In addition, approximately 6,900 U.S. salaried and non-union hourly employees are eligible to receive a non-contributory benefit under the Core benefit plan. Core benefit allocations range from 2% to 6% of eligible employee compensation based on age. Approximately 4,200 U.S. employees also receive a Core transition benefit, allocations of which range from 1% to 2% of eligible compensation based on age and date of hire. Approximately 1,700 U.S. employees are eligible to receive an additional average 1% contribution actuarially designed to replace previously curtailed pension benefits. Allocations for benefits earned under the Core plan were $21.1 million in 2013, $29.4 million million in 2012 and $33.0 million in 2011. Assets held in participant Core accounts are invested in target date retirement funds which have an age-based allocation of investments.
Shares of the Company's common stock held by the ESOP were purchased with the proceeds of borrowings from the Company in 1991 ("1991 internal loan"). Shareowners' equity reflects a reduction equal to the cost basis of unearned (unallocated) shares purchased with the internal borrowings. In October 2013, the Company made an additional contribution to the ESOP for $9.5 million, which was used by the ESOP to make an additional payment on the 1991 internal loan. This payment triggered the release of 219,900 shares of unallocated stock.
The Company accounts for the ESOP under ASC 718-40, “Compensation — Stock Compensation — Employee Stock Ownership Plans”. Net ESOP activity recognized is comprised of the cost basis of shares released, the cost of the aforementioned Core and 401(k) match defined contribution benefits, less the fair value of shares released and dividends on unallocated ESOP shares. The Company’s net ESOP activity resulted in expense of $1.9 million in 2013, $25.9 million in 2012 and $28.4 million in 2011. The decrease in net ESOP expense in 2013 is related to the release of 219,900 additional shares discussed above. ESOP expense is affected by the market value of the Company’s common stock on the monthly dates when shares are released. The market value of shares released averaged $80.71 in 2013, $70.98 per share in 2012 and $68.12 per share in 2011.
Unallocated shares are released from the trust based on current period debt principal and interest payments as a percentage of total future debt principal and interest payments. Dividends on both allocated and unallocated shares may be used for debt service and to credit participant accounts for dividends earned on allocated shares. Dividends paid on the shares acquired with the 1991 internal loan were used solely to pay internal loan debt service in all periods. Dividends on ESOP shares, which are charged to shareowners’ equity as declared, were $12.3 million in 2013, $12.4 million in 2012 and $12.2 million in 2011, net of the tax benefit which is recorded within equity. Dividends on ESOP shares were utilized entirely for debt service in all years. Interest costs incurred by the ESOP on the 1991 internal loan, which have no earnings impact, were $6.1 million, $6.7 million and $7.2 million for 2013, 2012 and 2011, respectively. Both allocated and unallocated ESOP shares are treated as outstanding for purposes of computing earnings per share. As of December 28, 2013, the cumulative number of ESOP shares allocated to participant accounts was 12,699,476, of which participants held 2,885,480 shares, and the number of unallocated shares was 2,865,580. At December 28, 2013, there were no released shares in the ESOP trust holding account pending allocation. The Company made cash contributions totaling $30.7 million in 2013, $36.6 million in 2012 and $16.2 million in 2011.
PENSION AND OTHER BENEFIT PLANS — The Company sponsors pension plans covering most domestic hourly and certain executive employees, and approximately 14,000 foreign employees. Benefits are generally based on salary and years of service, except for U.S. collective bargaining employees whose benefits are based on a stated amount for each year of service.
The Company contributes to a number of multi-employer plans for certain collective bargaining U.S. employees. The risks of participating in these multiemployer plans are different from single-employer plans in the following aspects:
a. Assets contributed to the multiemployer plan by one employer may be used to provide benefit to employees of other participating employers.
b. If a participating employer stops contributing to the plan, the unfunded obligations of the plan may be inherited by the remaining participating employers.
c. If the Company chooses to stop participating in some of its multiemployer plans, the Company may be required to pay those plans an amount based on the underfunded status of the plan, referred to as a withdrawal liability.
In addition, the Company also contributes to a number of multiemployer plans outside of the U.S. The foreign plans are insured, therefore, the Company’s obligation is limited to the payment of insurance premiums.
The Company has assessed and determined that none of the multiemployer plans to which it contributes are individually significant to the Company’s financial statements. The Company does not expect to incur a withdrawal liability or expect to significantly increase its contributions over the remainder of the contract period.
In addition to the multiemployer plans, various other defined contribution plans are sponsored worldwide.

The expense for such defined contribution plans, aside from the earlier discussed ESOP plans, is as follows:

(Millions of Dollars)	2013	2012	2011
Multi-employer plan expense	$3.3	$3.3	$3.0
Other defined contribution plan expense	$14.6	$16.2	$9.9

The fluctuations in other defined contribution plan expense, for the three years presented, primarily pertains to changes from acquisitions and changes from employee headcount.
The components of net periodic pension expense are as follows:

	U.S. Plans			Non-U.S. Plans
(Millions of Dollars)	2013	2012	2011	2013	2012	2011
Service cost	$7.7	$6.6	$6.5	$13.4	$12.1	$12.6
Interest cost	52.6	62.9	69.6	54.3	47.3	52.9
Expected return on plan assets	(65.1)	(67.1)	(70.0)	(54.9)	(44.3)	(50.5)
Prior service cost amortization	1.1	1.0	1.0	0.4	0.4	0.3
Transition obligation amortization	—	—	—	—	0.1	0.1
Actuarial loss amortization	5.7	6.2	2.5	5.1	2.1	3.0
Settlement / curtailment loss (gain)	—	11.3	1.9	4.6	3.3	(0.5)
Net periodic pension expense	$2.0	$20.9	$11.5	$22.9	$21.0	$17.9

The U.S. settlement loss in 2012 pertains to partial settlements in two qualified pension plans arising from the voluntary elections of participants.

The Company provides medical and dental benefits for certain retired employees in the United States and Canada. Approximately 12,400 participants are covered under these plans. Net periodic post-retirement benefit expense was comprised of the following elements:

	Other Benefit Plans
(Millions of Dollars)	2013	2012	2011
Service cost	$0.8	$0.9	$0.6
Interest cost	2.5	3.1	3.6
Prior service credit amortization	(1.4)	(1.2)	(1.2)
Actuarial loss amortization	—	(0.2)	(0.2)
Settlement / curtailment gain	—	0.1	—
Net periodic post-retirement benefit expense	$1.9	$2.7	$2.8
Changes in plan assets and benefit obligations recognized in other comprehensive income in 2013 are as follows:

(Millions of Dollars)	2013
Current year actuarial loss	$6.5
Amortization of actuarial loss	(16.2)
Prior service cost from plan amendments	2.6
Amortization of prior service costs	(0.1)
Amortization of transition obligation	—
Currency / other	6.6
Total income recognized in other comprehensive income (pre-tax)	$(0.6)

The amounts in Accumulated other comprehensive loss expected to be recognized as components of net periodic benefit costs during 2014 total $8.1 million, representing amortization of $8.0 million of actuarial loss and $0.1 million of prior service cost.
The changes in the pension and other post-retirement benefit obligations, fair value of plan assets, as well as amounts recognized in the Consolidated Balance Sheets, are shown below:

	U.S. Plans		Non-U.S. Plans		Other Benefits
(Millions of Dollars)	2013	2012	2013	2012	2013	2012
Change in benefit obligation
Benefit obligation at end of prior year	$1,463.4	$1,501.0	$1,134.7	$965.7	$87.7	$80.1
Service cost	7.7	6.6	13.4	12.1	0.8	0.9
Interest cost	52.6	62.9	54.3	47.3	2.5	3.1
Settlements/curtailments	—	(126.6)	(20.5)	(14.6)	—	(0.1)
Actuarial (gain) loss	(111.4)	100.2	104.2	127.5	(4.4)	4.5
Plan amendments	2.6	1.3	—	(1.0)	—	0.9
Foreign currency exchange rates	—	—	43.7	41.0	(0.8)	0.3
Participant contributions	—	—	0.3	0.3	—	—
Acquisitions, divestitures and other	(4.3)	8.5	246.3	5.3	—	7.8
Benefits paid	(94.7)	(90.5)	(58.8)	(48.9)	(10.7)	(9.8)
Benefit obligation at end of year	$1,315.9	$1,463.4	$1,517.6	$1,134.7	$75.1	$87.7
Change in plan assets
Fair value of plan assets at end of prior year	$1,057.1	$1,079.5	$779.1	$709.4	—	$—
Actual return on plan assets	40.6	129.3	61.1	64.8	—	—
Participant contributions	—	—	0.3	0.3	—	—
Employer contributions	54.9	62.2	44.6	35.0	10.7	9.8
Settlements	—	(126.6)	(19.5)	(13.9)	—	—
Foreign currency exchange rate changes	—	—	31.8	31.5	—	—
Acquisitions, divestitures and other	(5.0)	3.2	237.3	0.9	—	—
Benefits paid	(94.7)	(90.5)	(58.8)	(48.9)	(10.7)	(9.8)
Fair value of plan assets at end of plan year	$1,052.9	$1,057.1	$1,075.9	$779.1	$—	$—
Funded status — assets less than benefit obligation	$(263.0)	$(406.3)	$(441.8)	$(355.6)	$(75.1)	$(87.7)
Unrecognized prior service cost (credit)	6.2	4.7	3.7	4.1	(9.3)	(10.7)
Unrecognized net actuarial loss	81.2	174.0	274.6	180.4	1.8	6.3
Unrecognized net transition obligation	—	—	0.2	0.3	—	—
Net amount recognized	$(175.6)	$(227.6)	$(163.3)	$(170.8)	$(82.6)	$(92.1)

	U.S. Plans		Non-U.S. Plans		Other Benefits
(Millions of Dollars)	2013	2012	2013	2012	2013	2012
Amounts recognized in the Consolidated Balance Sheets
Prepaid benefit cost (non-current)	$—	$—	$1.0	$1.1	$—	$—
Current benefit liability	(18.6)	(16.4)	(9.1)	(8.2)	(9.0)	(9.9)
Non-current benefit liability	(244.4)	(389.9)	(433.7)	(348.5)	(66.1)	(77.8)
Net liability recognized	$(263.0)	$(406.3)	$(441.8)	$(355.6)	$(75.1)	$(87.7)
Accumulated other comprehensive loss (pre-tax):
Prior service cost (credit)	$6.2	$4.7	$3.7	$4.1	$(9.3)	$(10.7)
Actuarial loss	81.2	174.0	274.6	180.4	1.8	6.3
Transition liability	—	—	0.2	0.3	—	—
	$87.4	$178.7	$278.5	$184.8	$(7.5)	$(4.4)
Net amount recognized	$(175.6)	$(227.6)	$(163.3)	$(170.8)	$(82.6)	$(92.1)

The accumulated benefit obligation for all defined benefit pension plans was $2,784.3 million at December 28, 2013 and $2,551.1 million at December 29, 2012. Information regarding pension plans in which accumulated benefit obligations exceed plan assets follows:

	U.S. Plans		Non-U.S. Plans
(Millions of Dollars)	2013	2012	2013	2012
Projected benefit obligation	$1,315.9	$1,463.4	$1,507.6	$1,125.9
Accumulated benefit obligation	$1,315.9	$1,460.7	$1,461.6	$1,084.2
Fair value of plan assets	$1,052.9	$1,057.1	$1,066.2	$769.8
Information regarding pension plans in which projected benefit obligations (inclusive of anticipated future compensation increases) exceed plan assets follows:

	U.S. Plans		Non-U.S. Plans
(Millions of Dollars)	2013	2012	2013	2012
Projected benefit obligation	$1,315.9	$1,463.4	$1,515.9	$1,134.3
Accumulated benefit obligation	$1,315.9	$1,460.7	$1,467.2	$1,090.3
Fair value of plan assets	$1,052.9	$1,057.1	$1,073.2	$777.7
The major assumptions used in valuing pension and post-retirement plan obligations and net costs were as follows:

	Pension Benefits
	U.S. Plans			Non-U.S. Plans			Other Benefits
	2013	2012	2011	2013	2012	2011	2013	2012	2011
Weighted-average assumptions used to determine benefit obligations at year end:
Discount rate	4.50%	3.75%	4.25%	4.00%	4.00%	5.00%	4.00%	3.00%	3.75%
Rate of compensation increase	6.00%	6.00%	6.00%	3.75%	3.25%	3.50%	3.50%	3.50%	—
Weighted-average assumptions used to determine net periodic benefit cost:
Discount rate	3.75%	4.25%	5.25%	4.00%	5.00%	5.25%	3.00%	3.75%	4.50%
Rate of compensation increase	6.00%	6.00%	6.00%	3.25%	3.50%	4.00%	3.50%	3.50%	3.75%
Expected return on plan assets	6.25%	6.25%	7.00%	6.00%	6.25%	7.00%	—	—	—

The expected rate of return on plan assets is determined considering the returns projected for the various asset classes and the relative weighting for each asset class. The Company will use a 6.50% weighted-average expected rate of return assumption to determine the 2014 net periodic benefit cost.
PENSION PLAN ASSETS — Plan assets are invested in equity securities, government and corporate bonds and other fixed income securities, money market instruments and insurance contracts. The Company’s worldwide asset allocations at December 28, 2013 and December 29, 2012 by asset category and the level of the valuation inputs within the fair value hierarchy established by ASC 820 are as follows (in millions):

Asset Category	2013	Level 1	Level 2
Cash and cash equivalents	$29.5	$7.8	$21.7
Equity securities
U.S. equity securities	308.7	46.7	262.0
Foreign equity securities	328.8	32.8	296.0
Fixed income securities
Government securities	613.1	222.8	390.3
Corporate securities	727.4	—	727.4
Mortgage-backed securities	0.4	—	0.4
Insurance contracts	34.8	—	34.8
Other	86.1	—	86.1
Total	$2,128.8	$310.1	$1,818.7

Asset Category	2012	Level 1	Level 2
Cash and cash equivalents	$30.1	$27.5	$2.6
Equity securities
U.S. equity securities	285.2	42.5	242.7
Foreign equity securities	400.8	124.1	276.7
Fixed income securities
Government securities	479.4	254.8	224.6
Corporate securities	562.0	—	562.0
Mortgage-backed securities	10.9	—	10.9
Insurance contracts	30.5	—	30.5
Other	37.3	—	37.3
Total	$1,836.2	$448.9	$1,387.3
U.S. and foreign equity securities primarily consist of companies with large market capitalizations and to a lesser extent mid and small capitalization securities. Government securities primarily consist of U.S. Treasury securities and foreign government securities with de minimus default risk. Corporate fixed income securities include publicly traded U.S. and foreign investment grade and to a small extent high yield securities. Mortgage-backed securities predominantly consist of U.S. holdings. Assets held in insurance contracts are invested in the general asset pools of the various insurers, mainly debt and equity securities with guaranteed returns. Other investments include diversified private equity holdings. The level 2 investments are primarily comprised of institutional mutual funds that are not publicly traded; the investments held in these mutual funds are generally level 1 publicly traded securities.

The Company's investment strategy for pension assets focuses on a liability-matching approach with gradual de-risking taking place over a period of many years.  The Company utilizes the current funded status to transition the portfolio toward investments that better match the duration and cash flow attributes of the underlying liabilities.  Assets approximating 45% of the Company's current pension liabilities have been invested in fixed income securities, using a liability / asset matching duration strategy, with the primary goal of mitigating exposure to interest rate movements and preserving the overall funded status of the underlying plans. Plan assets are broadly diversified and are invested to ensure adequate liquidity for immediate and medium term benefit payments. The Company’s target asset allocations include 25%-45% in equity securities, 50%-70% in fixed income securities and up to 10% in other securities.

CONTRIBUTIONS The Company’s funding policy for its defined benefit plans is to contribute amounts determined annually on an actuarial basis to provide for current and future benefits in accordance with federal law and other regulations. The Company expects to contribute approximately $101 million to its pension and other post-retirement benefit plans in 2014.
EXPECTED FUTURE BENEFIT PAYMENTS Benefit payments, inclusive of amounts attributable to estimated future employee service, are expected to be paid as follows over the next 10 years:

(Millions of Dollars)	Total	Year 1	Year 2	Year 3	Year 4	Year 5	Years 6-10
Future payments	$1,684.9	$169.7	$177.4	$166.2	$167.5	$165.2	$838.9
These benefit payments will be funded through a combination of existing plan assets and amounts to be contributed in the future by the Company.
HEALTH CARE COST TRENDS The weighted average annual assumed rate of increase in the per-capita cost of covered benefits (i.e., health care cost trend rate) is assumed to be 7.3% for 2014, reducing gradually to 4.5% by 2028 and remaining at that level thereafter. A one percentage point change in the assumed health care cost trend rate would affect the post-retirement benefit obligation as of December 28, 2013 by approximately $2.1 million and would have an immaterial effect on the net periodic post-retirement benefit cost.

M. FAIR VALUE MEASUREMENTS
FASB ASC 820, "Fair Value Measurement," defines, establishes a consistent framework for measuring, and expands disclosure requirements about fair value. ASC 820 requires the Company to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s market assumptions. These two types of inputs create the following fair value hierarchy:
Level 1 — Quoted prices for identical instruments in active markets.
Level 2 — Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which inputs and significant value drivers are observable.
Level 3 — Instruments that are valued using unobservable inputs.
The Company holds various derivative financial instruments that are employed to manage risks, including foreign currency and interest rate exposures. These financial instruments are carried at fair value and are included within the scope of ASC 820. The Company determines the fair value of derivatives through the use of matrix or model pricing, which utilizes verifiable inputs such as market interest and currency rates. When determining the fair value of these financial instruments for which Level 1 evidence does not exist, the Company considers various factors including the following: exchange or market price quotations of similar instruments, time value and volatility factors, the Company’s own credit rating and the credit rating of the counter-party.
The following table presents the Company’s financial assets and liabilities that are measured at fair value on a recurring basis for each of the hierarchy levels (millions of dollars):

	Total Carrying Value	Level 1	Level 2
December 28, 2013:
Money market fund	$6.7	$6.7	$—
Derivative assets	$91.7	$—	$91.7
Derivatives liabilities	$212.3	$—	$212.3
December 29, 2012:
Money market fund	$68.0	$68.0	$—
Derivative assets	$99.0	$—	$99.0
Derivatives liabilities	$91.5	$—	$91.5
The Company had no financial assets or liabilities measured using Level 3 inputs, nor any significant non-recurring fair value measurements during 2013 and 2012.

The following table presents the carrying values and fair values of the Company's financial assets and liabilities, as well as the Company's debt, as of December 28, 2013 and December 29, 2012 (millions of dollars):

	December 28, 2013		December 29, 2012
	Carrying Value	Fair Value	Carrying Value	Fair Value
Other Investments	$14.8	$14.7	$—	$—
Derivative assets	$91.7	$91.7	$99.0	$99.0
Derivative liabilities	$212.3	$212.3	$91.5	$91.5
Long-term debt, including current portion	$3,809.3	$3,889.4	$3,536.9	$3,677.3
The other investments relate to the West Coast Loading Corporation ("WCLC") trust and are considered Level 1 instruments within the fair value hierarchy. The long-term debt instruments are considered Level 2 instruments and are measured using a discounted cash flow analysis based on the Company’s marginal borrowing rates. The differences between the carrying values and fair values of long-term debt are attributable to the stated interest rates differing from the Company's marginal borrowing rates. The fair values of the Company's variable rate short term borrowings approximate their carrying values at December 28, 2013 and December 29, 2012. The fair values of foreign currency and interest rate swap agreements, comprising the derivative assets and liabilities in the table above, are based on current settlement values.
As discussed in Note B, Accounts and Notes Receivable, the Company has a deferred purchase price receivable related to sales of trade receivables. The deferred purchase price receivable will be repaid in cash as receivables are collected, generally within 30 days, and as such the carrying value of the receivable approximates fair value.
Refer to Note I, Derivative Financial Instruments, for more details regarding derivative financial instruments, Note S, Contingencies, for more details regarding the other investments related to the WCLC trust, and Note H, Long-Term Debt and Financing Arrangements, for more information regarding the carrying values of the long-term debt.

N. OTHER COSTS AND EXPENSES
Other-net is primarily comprised of intangible asset amortization expense (See Note F, Goodwill and Intangible Assets), currency related gains or losses, environmental expense and merger, and acquisition-related and other charges primarily consisting of transaction costs, partially offset by pension curtailments and settlements. During the years ended December 28, 2013, December 29, 2012, and December 31, 2011, Other-net included $31.0 million, $53.3 million, and $48.8 million in merger and acquisition-related costs, respectively.
Research and development costs, which are classified in SG&A, were $170.7 million, $151.4 million and $139.3 million for fiscal years 2013, 2012 and 2011, respectively.

O. RESTRUCTURING AND ASSET IMPAIRMENTS
A summary of the restructuring reserve activity from December 29, 2012 to December 28, 2013 is as follows (in millions):

	12/29/2012	Net Additions (Reversals)	Usage	Currency	12/28/2013
2013 Actions
Severance and related costs	$—	$178.0	$(26.7)	$3.5	$154.8
Asset impairments	—	18.7	(18.7)	—	—
Facility closures and other	—	27.1	(17.7)	0.4	9.8
Subtotal 2013 actions	—	223.8	(63.1)	3.9	164.6
Pre-2013 Actions
Severance and related costs	112.1	(48.7)	(46.0)	—	17.4
Facility closures and other	13.1	1.0	(2.3)	—	11.8
Subtotal Pre-2013 actions	125.2	(47.7)	(48.3)	—	29.2
Total	$125.2	$176.1	$(111.4)	$3.9	$193.8

2013 Actions: During 2013, the Company continued with restructuring activities primarily associated with the Black & Decker merger, Niscayah and other acquisitions, as well as other cost reduction actions, and recognized $176.1 million of net restructuring charges. Of those charges, $178.0 million relates to severance charges associated with the reduction of approximately 2,700 employees, which was partially offset by reversals of $48.7 million primarily due to the termination of a previously approved restructuring action due to a shifting political and economic landscape in certain European countries. Also included in those charges are facility closure costs of $28.1 million and asset impairment charges of $18.7 million.
Of the $193.8 million reserves remaining as of December 28, 2013, the majority are expected to be utilized by the end of 2014.
Segments: The $176.1 million of net charges recognized in 2013 includes: $32.8 million pertaining to the CDIY segment; $12.1 million pertaining to the Industrial segment; $94.0 million pertaining to the Security segment; and $37.2 million pertaining to Corporate charges.
P. BUSINESS SEGMENTS AND GEOGRAPHIC AREAS
The Company classifies its business into three reportable segments, which also represent its operating segments: Construction & Do It Yourself (“CDIY”), Industrial, and Security.
The CDIY segment is comprised of the Professional Power Tool business, the Consumer Products Group, the Hand Tools & Storage business, and the Fastening & Accessories business. The Professional Power Tool business sells professional grade corded and cordless electric power tools and equipment including drills, impact wrenches and drivers, grinders, saws, routers and sanders. The Consumer Products Group sells corded and cordless electric power tools sold primarily under the Black & Decker brand, lawn and garden products and home products. The Hand Tools & Storage business sells measuring, leveling and layout tools, planes, hammers, demolition tools, knives, saws, chisels, tool boxes, sawhorses, and storage units. The Fastening and Accessories business sells pneumatic tools and fasteners including nail guns, nails, staplers and staples, concrete and masonry anchors, as well as power tool accessories which include drill bits, router bits, abrasives and saw blades.
The Industrial segment is comprised of the Industrial and Automotive Repair ("IAR"), Engineered Fastening and Infrastructure businesses. The IAR business sells professional hand tools, power tools, and engineered storage solution products. The Engineered Fastening business primarily sells engineered fastening products and systems designed for specific applications. The product lines include stud welding systems, blind rivets and tools, blind inserts and tools, drawn arc weld studs, engineered plastic and mechanical fasteners, self-piercing riveting systems and precision nut running systems, micro fasteners, and high-strength structural fasteners. The Infrastructure business consists of the Oil & Gas (formerly CRC-Evans) and Hydraulics businesses. The product lines include custom pipe handling machinery, joint welding and coating machinery, weld inspection services and hydraulic tools and accessories.
The Security segment is comprised of the Convergent Security Solutions ("CSS") and the Mechanical Access Solutions ("MAS") businesses. The CSS business designs, supplies and installs electronic security systems and provides electronic security services, including alarm monitoring, video surveillance, fire alarm monitoring, systems integration and system maintenance. Purchasers of these systems typically contract for ongoing security systems monitoring and maintenance at the time of initial equipment installation. The business also includes healthcare solutions, which markets medical cabinets, asset tracking, infant protection, pediatric protection, patient protection, wander management, fall management, and emergency call products. The MAS business sells automatic doors, commercial hardware, locking mechanisms, electronic keyless entry systems, keying systems, tubular and mortise door locksets.
The Company utilizes segment profit, which is defined as net sales minus cost of sales and SG&A inclusive of the provision for doubtful accounts (aside from corporate overhead expense), and segment profit as a percentage of net sales to assess the profitability of each segment. Segment profit excludes the corporate overhead expense element of SG&A, interest income, interest expense, other-net (inclusive of intangible asset amortization expense), restructuring, and income taxes. Refer to Note O, Restructuring and Asset Impairments, for the amount of restructuring charges and asset impairments by segment, and to Note F, Goodwill and Intangible Assets, for intangible amortization expense by segment. Corporate overhead is comprised of world headquarters facility expense, cost for the executive management team and cost for certain centralized functions that benefit the entire Company but are not directly attributable to the businesses, such as legal and corporate finance functions. Transactions between segments are not material. Segment assets primarily include accounts receivable, inventory, other current assets, property, plant and equipment, intangible assets and other miscellaneous assets.
Geographic net sales and long-lived assets are attributed to the geographic regions based on the geographic location of each Company subsidiary.

BUSINESS SEGMENTS

(Millions of Dollars)	2013	2012	2011
Net Sales
CDIY	$5,276.0	$5,008.4	$4,804.3
Industrial	3,302.6	2,739.3	2,691.5
Security	2,422.6	2,400.2	1,880.7
Consolidated	$11,001.2	$10,147.9	$9,376.5
Segment Profit
CDIY	$777.5	$694.5	$603.0
Industrial	456.7	440.7	438.0
Security	238.0	312.7	297.3
Segment Profit	1,472.2	1,447.9	1,338.3
Corporate overhead	(253.9)	(252.3)	(245.0)
Other-net	(287.4)	(299.8)	(254.3)
Restructuring charges and asset impairments	(176.1)	(174.0)	(66.2)
Loss on debt extinguishment	(20.6)	(45.5)	—
Interest income	12.8	10.1	26.5
Interest expense	(160.4)	(144.2)	(140.4)
Earnings from continuing operations before income taxes	$586.6	$542.2	$658.9
Capital and Software Expenditures
CDIY	$155.8	$199.0	$160.7
Industrial	125.6	108.7	72.4
Security	84.2	64.8	48.9
Discontinued operations	—	13.5	20.1
Consolidated	$365.6	$386.0	$302.1
Depreciation and Amortization
CDIY	$154.0	$139.6	$132.0
Industrial	147.0	116.3	106.0
Security	139.3	149.0	128.8
Discontinued operations	1.0	40.4	43.3
Consolidated	$441.3	$445.3	$410.1
Segment Assets
CDIY	$7,357.9	$7,152.4	$7,152.4
Industrial	5,302.0	3,712.2	3,554.0
Security	4,495.6	4,600.8	4,120.9
	17,155.5	15,465.4	14,827.3
Discontinued operations	10.1	171.7	1,132.3
Corporate assets	(630.5)	206.9	(10.6)
Consolidated	$16,535.1	$15,844.0	$15,949.0

The above table has been updated to reflect a realignment of certain net sales and profit from the CDIY segment to the Industrial segment to align the reporting with the current management of the Company's operations in the emerging markets.  The related assets (including goodwill) and liabilities of these segments have been adjusted accordingly.  As a result, Note F, Goodwill and Intangible Assets, of the Notes to Consolidated Financial Statements in Item 8 has been recast to reflect this change.

Corporate assets primarily consist of cash, deferred taxes, and property, plant and equipment. Based on the nature of the Company's cash pooling arrangements, at times corporate-related cash accounts will be in a net liability position.
Sales to the Home Depot were 14%, 14% and 14% of the CDIY segment net sales in 2013, 2012 and 2011, respectively. Sales to Lowes were 17%, 18% and 18% of the CDIY segment net sales in 2013, 2012 and 2011, respectively.

In 2013, the Company recorded $166 million of facility closure-related and other charges associated with the merger and other acquisitions across all segments, impacting segment profit by $13 million in CDIY, $25 million in Industrial. and $39 million in Security for the year ended December 28, 2013, with the remainder residing in corporate overhead.
In 2012 the Company recorded $168 million of facility closure-related and other charges associated with the merger and other acquisitions across all segments, impacting segment profit by $42 million in CDIY, $8 million in Industrial, and $41 million in Security for the year ended December 29, 2012, with the remainder residing in corporate overhead.
In 2011 the Company recorded $120 million of facility closure-related and other charges associated with the merger and other acquisitions across all segments, impacting segment profit by $20 million in CDIY, $9 million in Industrial, and $15 million in Security for the year ended December 31, 2011, with the remainder residing in corporate overhead.
GEOGRAPHIC AREAS

(Millions of Dollars)	2013	2012	2011
Net Sales
United States	$5,212.6	$4,862.9	$4,508.5
Canada	600.3	578.2	547.6
Other Americas	813.6	805.5	752.5
France	704.6	699.1	695.9
Other Europe	2,529.6	2,419.1	2,172.2
Asia	1,140.5	783.1	699.8
Consolidated	$11,001.2	$10,147.9	$9,376.5
Property, Plant & Equipment
United States	$619.8	$569.2	$501.5
Canada	25.0	19.3	19.9
Other Americas	84.4	88.5	94.8
France	85.3	71.1	60.1
Other Europe	376.4	329.4	264.1
Asia	294.4	252.4	200.0
Consolidated	$1,485.3	$1,329.9	$1,140.4

Q. INCOME TAXES
Significant components of the Company’s deferred tax assets and liabilities at the end of each fiscal year were as follows:

(Millions of Dollars)	2013	2012
Deferred tax liabilities:
Depreciation	$74.1	$53.1
Amortization of intangibles	964.4	915.2
Liability on undistributed foreign earnings	418.9	436.9
Discharge of indebtedness	15.5	15.5
Inventories	2.0	22.2
Deferred revenue	19.0	12.4
Other	56.1	67.6
Total deferred tax liabilities	$1,550.0	$1,522.9
Deferred tax assets:
Employee benefit plans	$317.2	$413.0
Doubtful accounts and other customer allowances	14.7	7.0
Accruals	118.6	109.5
Restructuring charges	62.3	32.9
Debt amortization	1.8	31.3
Operating loss, capital loss and tax credit carry forwards	762.0	627.7
Currency and derivatives	33.0	49.1
Other	113.6	89.7
Total deferred tax assets	$1,423.2	$1,360.2
Net Deferred Tax Liabilities before Valuation Allowance	$126.8	$162.7
Valuation allowance	$550.7	$545.2
Net Deferred Tax Liabilities after Valuation Allowance	$677.5	$707.9

Net operating loss carry forwards of $1,150.0 million as of December 28, 2013, are available to reduce future tax obligations of certain U.S. and foreign companies. The net operating loss carry forwards have various expiration dates beginning in 2014 with certain jurisdictions having indefinite carry forward periods. The U.S. federal capital loss carry forward of $757.6 million begins expiring in 2015. The capital loss carry forward is primarily attributable to the sale of shares for the U.S. HHI business during the tax year ended December 29, 2012. The U.S. foreign tax credit carry forwards of $156.7 million and research and development tax credit carry forwards of $14.6 million begin expiring in 2019 and 2030, respectively.

A valuation allowance is recorded on certain deferred tax assets if it has been determined it is more likely than not that all or a portion of these assets will not be realized. The Company recorded a valuation allowance of $550.7 million and $545.2 million for deferred tax assets existing as of December 28, 2013 and December 29, 2012, respectively. The valuation allowance is primarily attributable to foreign and state net operating loss carry forwards and a U.S. federal capital loss carry forward, the majority of which, was realized upon the sale of the HHI business. Capital losses are only allowed to offset capital gains, of which none are expected to be realized as of December 28, 2013.

The classification of deferred taxes as of December 28, 2013 and December 29, 2012 is as follows:

(Millions of Dollars)	2013		2012
	Deferred Tax Asset	Deferred Tax Liability	Deferred Tax Asset	Deferred Tax Liability
Current	$(80.2)	$17.9	$(142.3)	$36.6
Non-current	(174.6)	914.4	(132.4)	946.0
Total	$(254.8)	$932.3	$(274.7)	$982.6

Income tax expense (benefit) attributable to continuing operations consisted of the following:

(Millions of Dollars)	2013	2012	2011
Current:
Federal	$84.0	$13.0	$(147.9)
Foreign	124.0	106.8	199.6
State	(3.0)	8.8	9.3
Total current	$205.0	$128.6	$61.0
Deferred:
Federal	$(77.1)	$15.7	$26.8
Foreign	(50.4)	(59.0)	(29.2)
State	(8.2)	(7.1)	(6.3)
Total deferred	(135.7)	(50.4)	(8.7)
Income taxes on continuing operations	$69.3	$78.2	$52.3

Net income taxes paid during 2013, 2012, and 2011 were $150.9 million, $198.2 million and $114.3 million, respectively. The 2013 amount includes refunds of $64.6 million primarily related to the closing of a tax audit and a foreign tax credit carry back claim. The 2012 amount includes refunds of $50.6 million primarily related to U.S. NOL carry back claim. The 2011 amount includes refunds of $74.6 million primarily relating to prior year overpayments and prepaid taxes. There were no tax holidays in effect during the tax year ended December 28, 2013. During tax years 2012 and 2011, the Company had tax holidays in the Czech Republic and China resulting in a reduction of tax expense amounting to $3.1 million and $3.5 million, respectively.
The reconciliation of the U.S. federal statutory income tax to the income taxes on continuing operations is as follows:

(Millions of Dollars)	2013	2012	2011
Tax at statutory rate	$205.5	$190.4	$231.3
State income taxes, net of federal benefits	(6.6)	1.5	(2.2)
Difference between foreign and federal income tax	(124.0)	(115.2)	(91.8)
Tax accrual reserve	15.3	48.4	19.4
Audit settlements	0.9	(49.0)	(73.4)
NOL & Valuation Allowance related items	6.8	(2.2)	(2.4)
Foreign dividends and related items	(9.5)	18.9	(10.9)
Merger related costs	3.3	(6.9)	6.4
Change in deferred tax liabilities on undistributed foreign earnings	(19.5)	(17.3)	(26.2)
Statutory income tax rate change	(1.7)	(5.2)	(1.3)
Other-net	(1.2)	14.8	3.4
Income taxes on continuing operations	$69.3	$78.2	$52.3
The components of earnings from continuing operations before income taxes consisted of the following:

(Millions of Dollars)	2013	2012	2011
United States	$292.2	$282.9	$175.7
Foreign	294.4	259.3	483.2
Earnings from continuing operations before income taxes	$586.6	$542.2	$658.9

Except for certain legacy Black & Decker foreign earnings, as described below, all remaining undistributed foreign earnings of the Company at December 28, 2013, in the amount of approximately $4,438.5 million, are considered to be invested indefinitely or will be remitted substantially free of additional tax. Accordingly, no provision has been made for tax that might be payable upon remittance of such earnings, nor is it practicable to determine the amount of this liability. As of December 28, 2013, the amount of earnings subject to repatriation is $1,423.9 million for which a deferred tax liability of $418.9 million exists.

The Company’s liabilities for unrecognized tax benefits relate to U.S. and various foreign jurisdictions. The following table summarizes the activity related to the unrecognized tax benefits:

(Millions of Dollars)	2013	2012	2011
Balance at beginning of year	$207.2	$214.2	$273.1
Additions based on tax positions related to current year	37.1	21.5	46.3
Additions based on tax positions related to prior years	46.9	46.5	26.7
Reductions based on tax positions related to prior years	(13.2)	(69.6)	(96.6)
Settlements	7.7	(1.0)	(22.4)
Statute of limitations expirations	(16.2)	(4.4)	(12.9)
Balance at end of year	$269.5	$207.2	$214.2
The gross unrecognized tax benefits at December 28, 2013 and December 29, 2012 includes$238.7 million and $179.4 million, respectively, of tax benefits that, if recognized, would impact the effective tax rate. The liability for potential penalties and interest related to unrecognized tax benefits was increased by $4.1 million in 2013, increased by $7.6 million in 2012 and decreased by $14.5 million in 2011. The liability for potential penalties and interest totaled $37.6 million as of December 28, 2013 and $33.5 million as of December 29, 2012. The Company classifies all tax-related interest and penalties as income tax expense. During 2012 and 2011, the Company recognized tax benefits of $49.0 million and $73.4 million attributable to favorable settlements of certain tax contingencies, due to a change in the facts and circumstances that did not exist at the acquisition date related to the resolution of legacy Black & Decker income tax audits.
The Company considers many factors when evaluating and estimating its tax positions and the impact on income tax expense, which may require periodic adjustments and which may not accurately anticipate actual outcomes. It is reasonably possible that the amount of the unrecognized benefit with respect to certain of the Company's unrecognized tax positions will significantly increase or decrease within the next 12 months. These changes may be the result of settlement of ongoing audits or final decisions in transfer pricing matters. At this time, an estimate of the range of reasonably possible outcomes is $3 million to $8 million.

The Company is subject to the examination of its income tax returns by the Internal Revenue Service and other tax authorities. For The Black & Decker Corporation, tax years 2008, 2009 and March 12, 2010 have been settled with the Internal Revenue Service as of December 29, 2012. For Stanley Black & Decker, Inc. tax years 2008 and 2009 are currently under audit. The Company also files many state and foreign income tax returns in jurisdictions with varying statutes of limitations. Tax years 2009 and forward generally remain subject to examination by most state tax authorities. In significant foreign jurisdictions, tax years 2008 and forward generally remain subject to examination, while in Germany tax years 1999 and forward remain subject to examination.

R. COMMITMENTS AND GUARANTEES
COMMITMENTS — The Company has non-cancelable operating lease agreements, principally related to facilities, vehicles, machinery and equipment. Minimum payments have not been reduced by minimum sublease rentals of $3.4 million due in the future under non-cancelable subleases. Rental expense, net of sublease income, for operating leases was $151.1 million in 2013, $148.7 million in 2012, and $145.7 million in 2011.
The following is a summary of the Company’s future commitments which span more than one future fiscal year:

(Millions of Dollars)	Total	2014	2015	2016	2017	2018	Thereafter
Operating lease obligations	$335.4	$89.6	$66.1	$50.3	$38.3	$28.5	$62.6
Marketing commitments	59.4	28.5	10.9	10.3	6.7	1.5	1.5
Total	$394.8	$118.1	$77.0	$60.6	$45.0	$30.0	$64.1

The Company has numerous assets, predominantly real estate, vehicles and equipment, under various lease arrangements. The Company routinely exercises various lease renewal options and from time to time purchases leased assets for fair value at the end of lease terms.

The Company is a party to a synthetic lease for one of its major distribution centers. The program qualifies as an operating lease for accounting purposes, where only the monthly lease cost is recorded in earnings and the liability and value of the underlying assets are off-balance sheet. As of December 28, 2013, the estimated fair value of assets and remaining obligation for the property were $30.8 million and $26.1 million, respectively.
GUARANTEES — The Company's financial guarantees at December 28, 2013 are as follows:

(Millions of Dollars)	Term	Maximum Potential Payment	Carrying Amount of Liability
Guarantees on the residual values of leased properties	One to four years	$26.1	$—
Standby letters of credit	Up to three years	86.7	—
Commercial customer financing arrangements	Up to six years	17.7	13.7
Total		$130.5	$13.7
The Company has guaranteed a portion of the residual value arising from its previously mentioned synthetic lease. The lease guarantees aggregate $26.1 million while the fair value of the underlying assets is estimated at $30.8 million. The related assets would be available to satisfy the guarantee obligations and therefore it is unlikely the Company will incur any future loss associated with these lease guarantees.
The Company has issued $86.7 million in standby letters of credit that guarantee future payments which may be required under certain insurance programs.
The Company provides various limited and full recourse guarantees to financial institutions that provide financing to U.S. and Canadian Mac Tool distributors and franchisees for their initial purchase of the inventory and truck necessary to function as a distributor and franchisee. In addition, the Company provides limited and full recourse guarantees to financial institutions that extend credit to certain end retail customers of its U.S. Mac Tool distributors and franchisees. The gross amount guaranteed in these arrangements is $17.7 million and the $13.7 million carrying value of the guarantees issued is recorded in debt and other liabilities as appropriate in the Consolidated Balance Sheet.
The Company provides product and service warranties which vary across its businesses. The types of warranties offered generally range from one year to limited lifetime, while certain products carry no warranty. Further, the Company sometimes incurs discretionary costs to service its products in connection with product performance issues. Historical warranty and service claim experience forms the basis for warranty obligations recognized. Adjustments are recorded to the warranty liability as new information becomes available.
Following is a summary of the warranty liability activity for the years ended December 28, 2013, December 29, 2012, and December 31, 2011:

(Millions of Dollars)	2013	2012	2011
Balance beginning of period	$124.0	$124.9	$114.9
Warranties and guarantees issued	93.0	86.3	88.4
Liability assumed from acquisitions	0.1	0.2	10.5
Warranty payments and currency	(95.3)	(87.4)	(88.9)
Balance end of period	$121.8	$124.0	$124.9

S. CONTINGENCIES

The Company is involved in various legal proceedings relating to environmental issues, employment, product liability, workers’ compensation claims and other matters. The Company periodically reviews the status of these proceedings with both inside and outside counsel, as well as an actuary for risk insurance. Management believes that the ultimate disposition of these matters will not have a material adverse effect on operations or financial condition taken as a whole.
The amount recorded for identified contingent liabilities is based on estimates. Amounts recorded are reviewed periodically and adjusted to reflect additional technical and legal information that becomes available. Actual costs to be incurred in future periods may vary from the estimates, given the inherent uncertainties in evaluating certain exposures.
In connection with the 2010 merger with Black & Decker, the Company assumed certain commitments and contingent liabilities. Black & Decker is a party to litigation and administrative proceedings with respect to claims involving the discharge of hazardous substances into the environment. Some of these assert claims for damages and liability for remedial investigations and clean-up costs with respect to sites that have never been owned or operated by Black & Decker but at which Black & Decker has been identified as a potentially responsible party. Other matters involve current and former manufacturing facilities.
The Environmental Protection Agency (“EPA”) has asserted claims in federal court in Rhode Island against certain current and former affiliates of Black & Decker related to environmental contamination found at the Centredale Manor Restoration Project Superfund ("Centredale") site, located in North Providence, Rhode Island. The EPA has discovered a variety of contaminants at the site, including but not limited to, dioxins, polychlorinated biphenyls, and pesticides. The EPA alleges that Black & Decker and certain of its current and former affiliates are liable for site clean-up costs under CERCLA as successors to the liability of Metro-Atlantic, Inc., a former operator at the site, and demanded reimbursement of the EPA’s costs related to this site. Black & Decker and certain of its current and former affiliates contest the EPA's allegation that they are responsible for the contamination, and have asserted contribution claims, counterclaims and cross-claims against a number of other potentially responsible parties, including the federal government as well as insurance carriers. The EPA released its Record of Decision ("ROD") in September 2012, which identified and described the EPA's selected remedial alternative for the site. Black & Decker and certain of its current and former affiliates are contesting the EPA's selection of the remedial alternative set forth in the ROD, on the grounds that the EPA's actions were arbitrary and capricious and otherwise not in accordance with law, and have proposed other equally-protective, more cost-effective alternatives. Black & Decker and its affiliate Emhart Industries, Inc. are vigorously litigating the issue of their liability for environmental conditions at the Centredale site. If either or both entities are found liable, the Company's estimated remediation costs related to the Centredale site (including the EPA’s past costs as well as costs of additional investigation, remediation, and related costs such as EPA’s oversight costs, less escrowed funds contributed by primary potentially responsible parties (PRPs) who have reached settlement agreements with the EPA), which the Company considers to be probable and reasonably estimable, range from approximately $68.1 million to $139.7 million, with no amount within that range representing a more likely outcome until such time as the litigation is resolved through judgment or compromise. The Company’s reserve for this environmental remediation matter of $68.1 million reflects the fact that the EPA considers Metro-Atlantic, Inc. to be a primary source of contamination at the site. As the specific nature of the environmental remediation activities that may be mandated by the EPA at this site have not yet been finally determined through the on-going litigation, the ultimate remedial costs associated with the site may vary from the amount accrued by the Company at December 28, 2013.
In the normal course of business, the Company is involved in various lawsuits and claims. In addition, the Company is a party to a number of proceedings before federal and state regulatory agencies relating to environmental remediation. Also, the Company, along with many other companies, has been named as a PRP in a number of administrative proceedings for the remediation of various waste sites, including 31 active Superfund sites. Current laws potentially impose joint and several liabilities upon each PRP. In assessing its potential liability at these sites, the Company has considered the following: whether responsibility is being disputed, the terms of existing agreements, experience at similar sites, and the Company’s volumetric contribution at these sites.
The Company’s policy is to accrue environmental investigatory and remediation costs for identified sites when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. In the event that no amount in the range of probable loss is considered most likely, the minimum loss in the range is accrued. The amount of liability recorded is based on an evaluation of currently available facts with respect to each individual site and includes such factors as existing technology, presently enacted laws and regulations, and prior experience in remediation of contaminated sites. The liabilities recorded do not take into account any claims for recoveries from insurance or third parties. As assessments and remediation progress at individual sites, the amounts recorded are reviewed periodically and adjusted to reflect additional technical and legal information that becomes available. As of December 28, 2013 and December 29, 2012, the Company had reserves of $184.1 million and $188.0 million, respectively, for remediation activities associated with Company-owned properties, as well as for Superfund sites, for losses that are probable and estimable. Of the 2013 amount, $13.1 million is classified as current and $171.0 million as long-term which is expected to be paid over the estimated remediation period. As of December 28, 2013, the Company has recorded $23.4 million in other assets related to funding by the EPA and monies received have been placed it in trust in accordance with the final settlement with the EPA, embodied in a Consent Decree approved by the United States District Court for the Central District of California on July 3, 2013. Per the Consent Decree, Emhart Industries, Inc. (a dissolved, former indirectly wholly-owned subsidiary of The Black & Decker Corporation) (“Emhart”) has agreed to be responsible for an interim remedy at a site located in Rialto, California and formerly operated by West Coast Loading Corporation (“WCLC”), a defunct company for which Emhart was alleged to be liable as a successor. The remedy will be funded by (i) the amounts received from the EPA as gathered from multiple parties, and, to the extent necessary, (ii) Emhart's affiliate.  The interim remedy requires the construction of a water treatment facility and the filtering of ground water at or around the site for a period of approximately 30 years or more. Accordingly, as of December 28, 2013, the Company's cash obligation associated with the aforementioned remediation activities including WCLC is $160.7 million. The range of environmental remediation costs that is reasonably possible is $138.2 million to $274.0 million which is subject to change in the near term. The Company may be liable for environmental remediation of sites it no longer owns. Liabilities have been recorded on those sites in accordance with policy.
The environmental liability for certain sites that have cash payments beyond the current year that are fixed or reliably determinable have been discounted using a rate of 0.7% to 3.9%, depending on the expected timing of disbursements. The discounted and undiscounted amount of the liability relative to these sites is $20.4 million and $27.3 million, respectively. The payments relative to these sites are expected to be $1.9 million in 2014, $2.9 million in 2015, $2.1 million in 2016, $1.7 million in 2017, $1.6 million in 2018 and $17.1 million thereafter.
The amount recorded for identified contingent liabilities is based on estimates. Amounts recorded are reviewed periodically and adjusted to reflect additional technical and legal information that becomes available. Actual costs to be incurred in future periods may vary from the estimates, given the inherent uncertainties in evaluating certain exposures. Subject to the imprecision in estimating future contingent liability costs, the Company does not expect that any sum it may have to pay in connection with these matters in excess of the amounts recorded will have a materially adverse effect on its financial position, results of operations or liquidity.
T. DISCONTINUED OPERATIONS
During 2013, the Company classified two small businesses within the Security and Industrial segments as held for sale based on management's intention to sell these businesses. As a result of this decision, the Company recorded pre-tax impairment losses of $22.2 million in order to remeasure these businesses at estimated fair value less costs to sell. The business within the Industrial segment was subsequently sold in February 2014. Any adjustments to the loss on sale will be recorded during the first quarter of 2014 and are not expected to be significant.
In December 2012, the Company sold its Hardware & Home Improvement business ("HHI"), including the residential portion of Tong Lung, to Spectrum Brands Holdings, Inc. ("Spectrum") for approximately $1.4 billion in cash. The purchase and sale agreement stipulated that the sale occur in a First and Second Closing. The First Closing, which excluded the residential portion of the Tong Lung business, occurred on December 17, 2012 and resulted in an after-tax gain of $358.9 million. The
Second Closing, in which the residential portion of the Tong Lung business was sold for $93.5 million in cash, occurred on
April 8, 2013 and resulted in an after-tax gain of $4.7 million.
During 2011, the Company sold three small businesses for total cash proceeds of $27.1 million and a cumulative after-tax loss of $18.8 million. These businesses were sold as the related product lines provided limited growth opportunity or were not considered part of the Company's core offerings.
As a result of these actions, the above businesses have been reported as discontinued operations in the Company's Consolidated Financial Statements. Amounts previously reported have been reclassified, as necessary, to conform to this presentation in accordance with ASC 205 to allow for meaningful comparison of continuing operations. The Consolidated Balance Sheets as of December 28, 2013 and December 29, 2012 aggregate amounts associated with discontinued operations as described above. Summarized results of discontinued operations are presented in the following table:

(Millions of Dollars)	2013	2012	2011
Net Sales	$38.4	$973.2	$1,060.9
(Loss) earnings from discontinued operations before income taxes (including pretax gain on HHI sale of $384.7 million in 2012)	$(42.0)	$488.8	$104.4
Income tax (benefit) expense on discontinued operations (including income taxes for gain on HHI sale of $25.8 million in 2012)	(14.0)	69.8	36.5
Net (loss) earnings from discontinued operations	$(28.0)	$419.0	$67.9

During 2013, the Company completed the 2012 income tax return filings which included the final calculations of the tax gain on the Hardware & Home Improvement business (“HHI”) sale which took place in 2012. As a result of these tax return filings, the Company recorded an income tax benefit of approximately $19.1 million within discontinued operations related to finalization of the taxable gain on the HHI sale. Changes to the original tax gain were driven primarily by the determination of the final purchase price allocation and the finalization of the U.S. tax basis calculation, both of which were finalized during the year.
As of December 28, 2013, assets and liabilities held for sale relating to the two small businesses within the Security and Industrial segments totaled $10.1 million and $6.3 million, respectively.
As of December 29, 2012, assets and liabilities held for sale relating to the two small businesses within the Security and Industrial segments, as well as the residential portion of the Tong Lung business, totaled $171.7 million and $37.3 million, respectively.

U. PARENT AND SUBSIDIARY DEBT GUARANTEES

The following debt obligations were issued by Stanley Black & Decker, Inc. (“Stanley”) and were previously fully and unconditionally guaranteed by The Black & Decker Corporation (“Black & Decker”), a 100.0% owned direct subsidiary of Stanley: 3.40% Notes due 2021; 2.90% Notes due 2022; and the 5.20% 2040 Term Bonds. The following note was issued by Black & Decker and was previously fully and unconditionally guaranteed by Stanley: 5.75% Notes due 2016. During the second quarter of 2013, each guarantor was released from its obligations under the guarantees in accordance with the terms of the indentures governing the underlying obligations. As a result, the Company no longer discloses selected condensed consolidating financial statements of its parent and its guarantor and non-guarantor subsidiaries.

SELECTED QUARTERLY FINANCIAL DATA (unaudited)

	Quarter
(Millions of Dollars, except per share amounts)	First	Second	Third	Fourth	Year
2013
Net sales	$2,476.5	$2,859.4	$2,759.3	$2,906.0	$11,001.2
Gross profit	908.6	1,005.9	987.7	1,030.7	3,932.9
Selling, general and administrative expenses	664.7	677.2	669.6	703.1	2,714.6
Net earnings from continuing operations	84.7	197.4	169.6	65.6	517.3
Less: Net loss attributable to non-controlling interest	(0.4)	(0.3)	(0.3)	(0.1)	(1.0)
Net earnings from continuing operations attributable to Stanley Black & Decker, Inc.	85.1	197.7	169.9	65.7	518.3
Net loss from discontinued operations	(4.0)	(10.6)	(3.9)	(9.6)	(28.0)
Net earnings attributable to Stanley Black & Decker, Inc.	$81.1	$187.1	$166.0	$56.1	$490.3
Basic earnings (loss) per common share:
Continuing operations	$0.55	$1.27	$1.10	$0.42	$3.34
Discontinued operations	(0.03)	(0.07)	(0.02)	(0.06)	(0.18)
Total basic earnings per common share	$0.52	$1.21	$1.07	$0.36	$3.16
Diluted earnings (loss) per common share:
Continuing operations	$0.53	$1.25	$1.07	$0.41	$3.26
Discontinued operations	(0.02)	(0.07)	(0.02)	(0.06)	(0.18)
Total diluted earnings per common share	$0.51	$1.18	$1.04	$0.35	$3.09
2012
Net sales	$2,414.0	$2,557.2	$2,517.2	$2,659.5	$10,147.9
Gross profit	908.6	928.9	911.9	946.1	3,695.5
Selling, general and administrative expenses	632.6	621.5	609.2	636.6	2,499.9
Net earnings from continuing operations	107.9	128.4	90.0	137.7	464.0
Less: Net (loss) earnings attributable to non-controlling interest	(0.7)	(0.3)	(0.2)	0.4	(0.8)
Net earnings from continuing operations attributable to Stanley Black & Decker, Inc.	108.6	128.7	90.2	137.3	464.8
Net earnings from discontinued operations	13.2	26.1	25.0	354.8	419.0
Net earnings attributable to Stanley Black & Decker, Inc.	$121.8	$154.8	$115.2	$492.1	$883.8
Basic earnings per common share:
Continuing operations	$0.66	$0.78	$0.55	$0.85	$2.85
Discontinued operations	0.08	0.16	0.15	2.20	2.57
Total basic earnings per common share	$0.74	$0.94	$0.71	$3.05	$5.41
Diluted earnings per common share:
Continuing operations	$0.64	$0.77	$0.54	$0.83	$2.79
Discontinued operations	0.08	0.15	0.15	2.16	2.51
Total diluted earnings per common share	$0.72	$0.92	$0.69	$2.99	$5.30
The quarterly amounts above have been adjusted for the divestiture of HHI as well as for two small businesses within the Security and Industrial segments, which have been excluded from continuing operations and are reported as discontinued operations. Refer to Note T, Discontinued Operations, of the Notes to Consolidated Financial Statements in Item 8 for further discussion.

During 2013, the Company recognized $394 million ($273 million after tax, or $1.72 per diluted share), in charges on continuing operations primarily associated with merger and acquisitions-related charges pertaining to the Black & Decker merger and Niscayah and Infastech acquisitions, including facility closure-related charges, employee-related charges and integration costs, as well as cost containment charges and a restructuring reversal in the second quarter due to the termination of a previously approved restructuring action. Other charges relate to the loss on extinguishment of debt.
The impact of these merger and acquisition-related charges and effect on diluted earnings per share by quarter was as follows:

Merger and Acquisition-Related Charges	Diluted EPS Impact
• Q1 2013 — $106 million ($81 million after-tax)	$0.51 per diluted share
• Q2 2013 — $5 million (($4) million after-tax)	($0.02) per diluted share
• Q3 2013 — $67 million ($51 million after-tax)	$0.32 per diluted share
• Q4 2013 — $215 million ($144 million after-tax)	$0.91 per diluted share
During 2012, the Company recognized $442 million ($329 million after tax), or $1.97 per diluted share, in charges on continuing operations primarily associated with merger and acquisitions-related charges (including facility closure-related charges, integration-related administration costs and consulting fees, as well as transaction cost), the charges associated with the $200 million in cost actions implemented in 2012, as well as the charges associated with the extinguishment of debt during the third quarter of 2012. The impact of these merger and acquisition-related charges and effect on diluted earnings per share by quarter was as follows:

Merger and Acquisition-Related Charges	Diluted EPS Impact
• Q1 2012 — $80 million ($59 million after-tax)	$0.35 per diluted share
• Q2 2012 — $74 million ($63 million after-tax)	$0.37 per diluted share
• Q3 2012 — $157 million ($113 million after-tax)	$0.68 per diluted share
• Q4 2012 — $131 million ($95 million after-tax)	$0.58 per diluted share
In the third and fourth quarter of 2012, the Company recognized an income tax benefit attributable to the settlement of certain tax contingencies of $7 million, or $0.04 per diluted share, and $42 million, or $0.25 per diluted share, respectively.